UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            _________________________


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934

                             _______________________


                          Date of Report
                          (Date of earliest
                          event reported):      November 8, 2002



                               Cobalt Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

    Wisconsin                     1-14177                      39-1931212
-------------------         ---------------------          --------------------
 (State or other               (Commission File                (IRS Employer
 jurisdiction of                   Number)                  Identification No.)
  incorporation)

                            401 West Michigan Street
                           Milwaukee, Wisconsin 53202
        -----------------------------------------------------------------
           (Address of principal executive offices including zip code)


                                 (414) 226-6900
                       ----------------------------------
                         (Registrant's telephone number)

Item 5.    Other Events and Regulation FD Disclosure.

      On November 8, 2002, the Registrant filed a Registration Statement on Form S-3 (the "Registration Statement"), relating to (a) 500,000 shares of its common stock which it may offer and sell from time to time and (b) 6,500,000 shares of its common stock which Wisconsin United for Health Foundation, Inc. (the "Foundation") may offer and sell from time to time. The information set forth below is "incorporated by reference" into the prospectus contained in the Registration Statement (the "Prospectus") and should be read in conjunction with the other information contained in or incorporated by reference into the Prospectus. This information is substantially similar to certain of the information contained in a Registration Statement on Form S-3 (Reg. No. 333-90866) filed by the Registrant on June 20, 2002 and withdrawn on August 8, 2002, with such updates as the Registrant has deemed necessary.

                                  RISK FACTORS

      An investment in our common stock involves risk. You should carefully consider the risks we describe below before deciding to invest our common stock. The market price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included and incorporated by reference in the Prospectus, including our consolidated financial statements.

Our insurance subsidiaries are subject to minimum capital requirements. Our failure to meet these requirements could subject us to regulatory actions or result in the termination of our Blue Cross and Blue Shield License Agreements.

      Our insurance subsidiaries are subject to minimum capital requirements imposed under the laws of the State of Wisconsin. These laws include minimum capital requirements calculated under a State of Wisconsin prescribed compulsory and security surplus computation, which establishes minimum capital based upon a percentage of underwritten premiums, with the applicable percentage determined by line of business. Wisconsin insurance laws also include minimum capital requirements based on the Risk Based Capital for Insurers Model Act adopted by the National Association of Insurance Commissioners, or "NAIC," and require our insurance subsidiaries to report their results of risk-based capital calculations to the state insurance departments and the NAIC. Any failure by one of our insurance subsidiaries to meet the minimum capital requirements imposed under Wisconsin law will subject it to corrective action, including requiring the adoption of a comprehensive financial plan, examination and the issuance of a corrective order by the Office of the Commissioner of Insurance of the State of Wisconsin, which we refer to as the "OCI," revocation of its license to sell insurance products in Wisconsin, or placing the subsidiary under state regulatory control. See "Business -- Regulation -- Capital Requirements."

      At the request of the OCI, we prepared a plan of action in early 2002 for strengthening the capital position of our insurance subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management's Plan." Our insurance subsidiaries are currently in compliance with the minimum capital requirements imposed under Wisconsin law, calculated as required by the OCI.

      In addition, the Blue Cross Blue Shield Association, which we refer to as the "Association," imposes certain financial and service performance standards on Cobalt, our Blue Cross & Blue Shield United of Wisconsin subsidiary, which we refer to as "BCBSUW," and our Compcare Health Services Insurance Corporation health maintenance organization ("HMO"), which we refer to as "CompcareBlue," including capital requirements based on risk-based capital. Our right to use the Blue Cross and Blue Shield names and service marks in our service area is derived from a license agreement we have with the Association. The Association's capital requirements are generally more stringent than those imposed under Wisconsin law. The Association has termination rights if our Blue Cross and Blue Shield branded licensees' capital falls below the lowest of three capital thresholds established by the Association. Cobalt, BCBSUW and CompcareBlue have fallen below two of these capital thresholds. As a result, the Association has included Cobalt, BCBSUW and CompcareBlue in its Plan Performance Response Monitoring Process, or "PPRMP," which entails a variety of financial monitoring and reporting and asset escrow requirements, among other measures. Currently, all of our Blue Cross and Blue Shield licensees maintain risk-based capital in excess of the lowest of the three risk-based capital levels established by the Association. See "Business -- Blue Cross and Blue Shield Licenses."

      Any new minimum capital requirements adopted in the future by the Association or by the OCI may require us to increase our capital levels, which we may not be able to do.

Our Blue Cross and Blue Shield license agreements could terminate upon the occurrence of events specified in the license agreements, and termination would significantly harm our business.

      Under license agreements with the Association, we have the right to use the Blue Cross and Blue Shield names and service marks in our Blue Cross and Blue Shield service area and to participate in the BlueCard Program. We believe that our exclusive right to use the Blue Cross and Blue Shield names and service marks provides us with an important marketing advantage in our service area. Loss of these licenses would significantly harm our ability to compete in our markets and subject us to a significant monetary penalty to the Association.

      The Association could terminate our license agreements if we do not satisfy its financial and service performance requirements or if other events described in the license agreements, some of which are outside of our control, occur. These events include, but are not limited to:

      o failure to meet capital and liquidity requirements of the Association;

      o violation of the ownership limitations contained in our Amended and Restated Articles of Incorporation;

      o termination of the voting trust and divestiture agreement before the Foundation's ownership of our common stock falls to less than 5%;

      o the acquisition of our company without the prior consent of a majority of the other disinterested licensees of the Association and a majority of the then current weighted vote of the other disinterested licensees of the Association;

      o failure by the Foundation to divest its shares of our common stock by the deadlines specified by the voting trust and divestiture agreement;

      o a determination by the Association that fewer than 80% of our directors are independent; and

      o failure to brand medical and dental business as required by the Association.

Our Amended and Restated Articles of Incorporation include ownership limitations required by the Association. Although we believe that these limitations are enforceable under Wisconsin law for a corporation like ours, we are not aware of any case in which a court has specifically addressed this issue. If one of our shareholders violates the ownership limitations and disputes their enforceability and a court does not enforce the provisions of our Amended and Restated Articles of Incorporation, we could lose our licenses to use the Blue Cross and Blue Shield names and service marks.

We may not be able to maintain profitability, and our quarterly operating results may fluctuate significantly.

      Although we reported net income in the first three quarters of 2002, we experienced net losses in each of the years ended December 31, 1999, 2000 and 2001. During this time period, we experienced operational difficulties that led to these losses and corresponding decreases in our capital. In an effort to remedy these difficulties, we have devoted significant resources to improving our core operations while divesting non-core assets. Nevertheless, we cannot assure you that we will be able to achieve sustained profitability. If we incur additional losses, we could have difficulty satisfying our obligations to the OCI or implementing our related action plan. In addition, our relationship with the Association could be adversely affected and our stock price would decline. Moreover, our quarterly results of operations could fluctuate significantly due to a variety of factors, including steps we are taking to enhance our core operations such as exiting unprofitable businesses, as well as from inherent aspects of our business, such as the need to make current estimates of future claims. These fluctuations could adversely affect the price or liquidity of our common stock.

Our results of operations will be adversely affected if we are unable to increase premiums to offset increases in our health care costs.

      Health care costs in recent years have generally increased substantially year-over-year, and we expect that they will continue to do so in the future. Our results of operations depend on our ability to increase premiums to offset increases in our health care costs. Although we attempt to base the premiums we charge on our estimate of future health care costs, we may not be able to charge adequate premiums as a result of competition, government regulations and other factors. Our results of operations could be adversely affected if we are unable to set premium rates at appropriate levels or adjust premium rates in the event our health care costs increase.

An ongoing reduction in the number of subscribers to our health care programs may reduce our revenue and profitability.

      Overall membership in our health benefits plans has decreased substantially recently, in large part due to our efforts to eliminate unprofitable business. This intentional reduction in membership will be complete by the end of 2002. An ongoing reduction in the number of subscribers to our health care programs could adversely affect our financial position, results of operations and cash flows. Factors that could contribute to the loss of membership include:

      o failure to obtain new customers and failure to retain or voluntarily terminating existing customers;

      o     premium increases and benefit changes;

      o     reduction in our provider network;

      o     our exit from business lines or markets;

      o     reductions in work force by existing customers; and

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

      o negative publicity or news coverage about us or other managed care companies.

Our results of operations may be adversely affected if we are unable to accurately estimate and control future health care costs.

      Most of the premium revenue we receive is based upon rates set before we deliver services. As a result, our ability to price contracts profitably largely depends on our ability to accurately estimate and then control future health care costs. Factors that may cause health care costs to exceed our estimates include:

      o an increase in the cost of health care services and supplies, including pharmaceuticals;

      o higher than expected utilization of health care services by our insured members;

      o periodic renegotiation of contracts with hospitals, physicians and other providers;

      o     the occurrence of catastrophes or epidemics;

      o changes in the demographics of our members and medical trends affecting them;

      o new mandated benefits or other regulatory changes that increase our costs; and

      o     other unforeseen occurrences.

      In addition to actual benefits paid, our medical and other benefits expense for any period includes our estimate of reported and unreported claims and related expenses for the period. The reserves we establish for these expenses are based upon assumptions concerning a number of factors, including trends in health care costs, our underwriting criteria, enrollment in our plans, expenses, general economic conditions and other factors. Actual experience will likely differ from assumed experience, and to the extent the actual claims experience is less favorable than estimated based on our underlying assumptions, our incurred losses would increase and future earnings could be adversely affected.

      Our medical, workers' compensation, and other benefit expenses include estimates of expenses incurred but not yet reported to us, or "IBNR." We estimate our IBNR expenses based on a number of factors, including prior claims experience, maturity of markets, complexity of products and stability of provider networks.

      We make adjustments, if necessary, to benefit expenses in the period during which the actual claim costs are ultimately determined or when criteria used to estimate IBNR change. We utilize the services of independent actuaries to calculate and review the adequacy of our benefit liabilities, in addition to using internal resources. We cannot be sure that our IBNR estimates are adequate or that adjustments to such IBNR estimates will not harm our results of operations. Further, our inability to accurately estimate IBNR may also affect our ability to take timely corrective actions, further exacerbating the negative impact on our results.

      Although we maintain reinsurance to protect us against severe or catastrophic medical claims, we cannot assure you that such reinsurance coverage will be adequate or available in the future or that the cost of such reinsurance will not limit our ability to obtain it.

Our profitability will decline if we are unable to maintain our relationships with certain significant provider groups or if we are unable to enter into agreements with additional providers on favorable terms.

      Our Unity Health Plans Insurance Corporation, or "Unity" and Valley Health Plan, Inc., or "Valley" HMOs rely in large part on three separate health care provider systems for the provision of health care services to their members. If one or more of our relationships with these systems were to be terminated, we would be adversely affected. See "Business -- Our Provider Network."

      Our profitability depends upon our ability to contract on cost-effective terms with hospitals, physicians and other health care providers. If we fail to obtain health care provider contracts, or renew those we have, on favorable terms, we may lose some of our members or incur higher medical costs. In addition, our inability to contract with providers, or the inability of providers to provide adequate care, could significantly harm us.

Competition in our industry may decrease our profitability.

      We operate in a highly competitive environment which may affect our ability to maintain or increase our membership or premium rates or to contract with providers on attractive terms. We face competition from other managed care companies, hospitals, health care facilities and other health care providers, some of which have substantially greater financial and other resources than we have.

      We believe there are no significant impediments facing potential competitors who wish to enter the markets we serve. As a result, the entry of new competitors into our markets can occur relatively easily, which affords our customers significant flexibility in moving to other managed care providers and which creates alternatives for participants in our provider networks. Our managed care operations may encounter competition from companies with broader or narrower geographical markets, each of which could provide a competitor with specific competitive advantages, such as greater cost control, lower prices or greater market share. Our financial condition or results of operations may be adversely affected by significantly lower premiums by any major competitor or by any other limitation on our ability to maintain or increase our membership or premium levels.

      In certain markets, we compete with organizations which have a substantial market share. In other markets, competing health plans may be owned by providers. Portions of the Wisconsin market are dominated by a relatively small number of provider-owned health plans, with a large influence on the markets in which we compete. Organizations with sizable market share or provider-owned plans may be able to obtain favorable financial arrangements from health care providers that are not available to us. Without such arrangements, we may not be able to compete effectively in such markets.

      In addition, legislation is currently pending in Congress that is intended to increase competition for government contracts for processing claims for the Medicare program. Our United Government Services subsidiary serves as a fiscal intermediary for the Medicare program. If this legislation is adopted, our ability to compete effectively for Medicare contracts may suffer.

Our business is dependent in part on the service of non-exclusive independent agents and brokers who may refer their business to our competitors.

      We depend in part on the services of independent agents and brokers in the marketing of health care plans, particularly to individual and small employer group members. Independent


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

agents and brokers are typically not exclusively dedicated to one company and market health care products of our competitors. In addition, we face intense competition for the services and allegiance of independent agents and brokers. These persons may choose to direct business to other managed care companies or may direct less desirable sales prospects to us.

The health benefits industry is subject to negative publicity, which can adversely affect our profitability.

      The health benefits industry is subject to negative publicity. Negative publicity may result in increased regulation and legislative review of industry practices, which may further increase our costs of doing business and adversely affect our profitability by:

      o     adversely affecting our ability to market our products and services;

      o     requiring us to change our products and services; or

      o     increasing the regulatory burdens under which we operate.

      In addition, as long as we use the Blue Cross and Blue Shield names and marks in marketing our health benefits products and services, any negative publicity concerning the Association or other Association licensees may adversely affect us and the sale of our health benefits products and services.

Failure to properly maintain the integrity of our proprietary information and information systems could result in the loss of customers or decrease in our profitability.

      Our business depends in part on our ability to maintain, or access through outsourcing arrangements with third parties, information systems and to ensure the continued integrity of our proprietary information. Moreover, the collection, dissemination and use of patient data is the subject of national and state legislation. If we do not maintain or access effective and efficient information systems, then we could experience:

      o inadequate information on which to base pricing and underwriting decisions;

      o     the loss of existing customers;

      o     difficulty in attracting new customers;

      o     customer and provider disputes;

      o     regulatory problems;

      o     increases in administrative expenses; or

      o     other adverse consequences.

      We use third party service providers for claims processing and enrollment functions, and therefore have only limited control over data management associated with these functions.

Health care developments or an economic downturn in Wisconsin may harm our results.

      We conduct business primarily within the State of Wisconsin, and a large proportion of our membership is in the Milwaukee metropolitan area. Therefore, our business may be more sensitive to local or state conditions, such as pricing dynamics, health care developments or general economic conditions, than organizations servicing larger, more diverse markets. For example, national competitors can subsidize losses in the Wisconsin market with profits from other markets in which they operate. We may be competitively disadvantaged, or otherwise harmed, by our Wisconsin focus.

Our investment portfolio is subject to varying economic and market conditions, as well as regulation.

      We depend on our investment portfolio as a source of liquidity to pay medical claims and fund other expenses. Returns on our investment portfolio also have historically contributed significantly to our net income. Our investment portfolio consists primarily of fixed maturity securities, short-term investments and indexed mutual funds. The market value of our investments varies from time to time depending on factors relating specifically to the issuers of the securities as well as to more general factors such as prevailing interest rates and economic and market conditions. Fluctuations in the market value of our investment portfolio could adversely affect our liquidity. These fluctuations could also reduce our investment return or result in losses when we sell investments to fund our cash needs, which could adversely affect our overall profitability.

      Our regulated subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories. While we have adopted an investment policy intended to facilitate compliance with statutory and regulatory requirements, our failure to comply with these laws and regulations might cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring statutory surplus and risk-based capital, and, in some instances, require the sale of those investments.

A downgrade in our subsidiaries' ratings may adversely affect our business, financial condition and results of operations.

      In February 2002, A.M. Best downgraded its rating of our insurance subsidiaries to B+ "Very Good." The A.M. Best rating principally impacts our ability to underwrite workers' compensation business. When the rating of United Wisconsin Insurance Company, which underwrites our workers' compensation product, was downgraded from A-- "Excellent" to B++ "Very Good" in June 2001, we arranged with a reinsurer to use its insurance company, which had an A+ "Superior" rating by A.M. Best, to serve as underwriter for customers that required the higher rating for their workers' compensation coverage. In exchange for the use of the reinsurer's license, we were required to increase the portion of the workers compensation business ceded to the underwriter from 20% to 35%. Any future downgrade of the rating of our subsidiaries, should one occur, or our inability to access an "A" rated underwriter on acceptable terms, could negatively impact our ability to underwrite workers' compensation business.

We conduct business in a heavily regulated industry, and changes in regulations or violations of regulations could significantly harm us.

      Our business is heavily regulated on federal, state and local levels as we discuss under "Business -- Regulation." For example, we need to obtain and maintain regulatory approvals to market many of our products. Delays in obtaining or failure to obtain or maintain these approvals could significantly harm us.

      We are also subject to various governmental reviews, audits and investigations designed to monitor our compliance with applicable rules and regulations. Any adverse investigation, audit results or sanctions could result in:

      o     damage to our reputation in various markets;

      o     increased difficulty in selling our products and services;

      o loss of a license to act as an insurer or HMO or to otherwise provide a service;

      o loss of the right to participate in various federal programs, including the Medicare supplement programs; or

      o     imposition of fines, penalties and other sanctions.

      Legislation or other regulatory reform that increases the regulatory requirements imposed on us may significantly harm our business or results of operations in the future. Legislative or regulatory changes that could significantly harm us and our subsidiaries include:

      o legislation that holds insurance companies, HMOs or managed care companies liable for adverse consequences of medical decisions;

      o     limitations on premium levels;

      o increases in minimum capital, reserves and other financial viability requirements;

      o impositions of fines or other penalties for the failure to promptly pay claims;

      o prohibitions or limitations on provider financial incentives and provider risk-sharing arrangements;

      o imposition of more stringent standards of review of our coverage determinations;

      o     new benefit mandates; and

      o limitations on the ability to manage care and utilization due to "any willing provider" and direct access laws that limit or eliminate product features that encourage members to seek services from contracted providers or through referral by a primary care provider.

      For example, the next session of Congress could see renewed efforts to pass some form of patient protection legislation, commonly known as Patients' Bill of Rights legislation, which may incorporate some of the provisions described above. We cannot predict the impact of this legislation, if adopted, on our business.

      A portion of our revenues relate to Medicare supplement programs. Changes in these programs, particularly changes affecting enrollment or changes in premium payment or reimbursement levels, could significantly harm our business and decrease our profitability.

As a Medicare fiscal intermediary, our United Government Services subsidiary is subject to complex regulations. If it fails to comply with these regulations, it may be exposed to criminal sanctions and significant civil penalties.

      Our United Government Services subsidiary serves as a fiscal intermediary for the Medicare program. The laws and regulations governing fiscal intermediaries for the Medicare program are complex and subject to interpretation and can expose a fiscal intermediary to penalties for non-compliance. Fiscal intermediaries may be subject to criminal fines, civil penalties or other sanctions as a result of periodic audits or reviews. Other companies in this business have recently been subject to significant fines and censures for non-compliance. While we believe that we are in compliance in all material respects with the regulations governing fiscal intermediaries, we cannot assure you of this.

Costs of compliance with privacy laws could adversely affect our business and results of operations.

      The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") includes administrative provisions imposing significant new requirements relating to maintaining the privacy of medical information ("Privacy"), establishing uniform health care provider and employer identifiers, requiring use of standardized transaction formats ("Transactions") and seeking protections for confidentiality and security of patient data ("Security"). While the implementation deadlines for Privacy and Transactions will occur in 2003, there is no implementation deadline for Security at this time because there have been no final Security regulations issued. The law is far-reaching and complex, and proper interpretation and practice under the law continue to evolve. Consequently, our efforts to measure, monitor and adjust our business practices to comply with HIPAA are ongoing. Compliance with HIPAA could require us to make significant changes to our operations and failure to comply could subject us to civil and criminal penalties. The costs of complying with HIPAA are likely to be substantial.

We are subject to litigation, including litigation based on new or evolving legal theories, that could significantly affect our results of operations.

      Due to the nature of our business, we are subject to a variety of legal actions relating to our business operations, including:

      o     disputes over coverage or claims adjudication;

      o     vicarious liability for medical malpractice claims;

      o disputes with our providers or agents over compensation and termination of contracts;

      o disputes related to our non-risk business, including actions alleging breach of fiduciary duties, claim administration errors or other violations of federal or state laws; and

      o     customer audits of our compliance with our plan obligations.

      In addition, plaintiffs continue to bring new types of legal claims against managed care companies. Recent court decisions and legislative activity increase our exposure to these types of claims. In some cases, plaintiffs may seek class action status and substantial economic, non-economic or punitive damages. The loss of even one of these claims, if it resulted in a significant damage award, could have a significant adverse effect on our financial condition or results of operations. This risk of potential liability may make reasonable settlements of claims more difficult to obtain. We cannot determine with any certainty what new theories of recovery may evolve or what their impact may be on the managed care industry in general or on us in particular. We believe we have made adequate reserves in our financial statements against all litigation known to us, but we cannot be certain our estimates of probable outcomes of such litigation will prove to be accurate.

      We currently have, and expect to maintain, liability insurance coverage for some of the potential legal liabilities we may incur. Potential liabilities that we incur may not, however, be covered by insurance, our insurers may dispute coverage, our insurers may be unable to meet their obligations or the amount of our insurance coverage may be inadequate. We cannot assure you that we will be able to obtain insurance coverage in the future, or that insurance will continue to be available on a cost effective basis, if at all.

      We are also subject to other types of claims and potential claims, which could have a material adverse effect on our financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Management Information Systems."

As a holding company, we are dependent on dividends from our subsidiaries.

      We are a holding company whose assets consist largely of the outstanding shares of common stock of our subsidiaries. As a holding company, we depend on dividends from our insurance company subsidiaries. Our insurance subsidiaries are currently prohibited from paying dividends to us without the approval of the OCI. Our ability to pay our shareholders dividends in the future and meet our obligations, including paying operating expenses and debt service on our outstanding and future indebtedness, will depend upon the receipt of dividends from our subsidiaries. An inability of our subsidiaries to pay dividends in the future in an amount sufficient for us to meet our financial obligations may materially adversely affect our business, financial condition and results of operations.

Provisions in our Amended and Restated Articles of Incorporation and Bylaws and Wisconsin law may prevent us from being sold to a third party, and may limit or eliminate increases in stock price based on "takeover" speculation.

      Our Amended and Restated Articles of Incorporation and Bylaws include provisions required by the Association for its for-profit licensees, which the Association designed to protect the independence of its for-profit licensees from any single shareholder. These provisions include the following:

      o ownership limitations that prohibit institutional investors from owning 10% or more of the voting power of our outstanding securities and prohibit other investors from owning 5% or more of the voting power of our outstanding securities; and

      o initially, at least 80% of our directors must be independent directors who are not affiliated or associated with the Foundation or any shareholder that owns our shares in excess of the ownership limits.

      These provisions may make it more difficult for a third party to acquire us in a transaction that our board of directors has not negotiated or approved but in which our shareholders may receive a premium for their shares. Also, these provisions can deter a party from acquiring a significant ownership position in us prior to submitting an offer to our board of directors, and, as a result, our common stock may trade at lower prices relative to other companies that do not have similar ownership limitations in their charter documents.

      In addition, Wisconsin insurance law prohibits any person from acquiring control of us, and thus indirect control of our insurance subsidiaries, without the prior approval of the OCI. Any purchaser of 10% or more of the voting securities of a corporation is presumed to have acquired control of the corporation unless the OCI determines otherwise.

Registration rights of the Foundation and the oversight of the OCI may inhibit our ability to raise funds through equity offerings.

      We may desire the flexibility to raise funds quickly by selling our common stock in the equity markets for general corporate purposes or to take advantage of acquisition and other investment opportunities that may arise in the future. The Registration Rights Agreement that we entered into with the Foundation in the Combination (which we describe in "Background of the Company") could limit or make more difficult our ability to raise funds through equity offerings.

      In addition, under the OCI order issued in connection with the Combination, we are required to obtain the approval of the OCI prior to any issuance of our common stock. This approval is required until the OCI determines that its oversight is no longer necessary to protect the Foundation against improper dilution of its equity interest.

      Our failure to raise additional equity capital when required could:

      o restrict our future growth, both internally and through acquisitions;

      o inhibit our ability to invest in technology and other products and services that we may need;

      o     adversely affect our ability to compete in the markets we serve; and

      o     restrict the availability of capital for our subsidiaries.

Our directors are generally able to control the outcome of matters, other than change of control proposals, that are submitted to our shareholders for a vote as long as the Foundation beneficially owns a substantial percentage of the outstanding shares of our common stock.

      The Foundation beneficially owns approximately 75.4% of the outstanding shares of our common stock. The Foundation has placed all of its shares in a voting trust for a trustee to vote and dispose of under the terms of the Voting Trust and Divestiture Agreement.

      The trustee of the voting trust must, as a general matter, vote all of the Foundation's shares held in the voting trust as directed by a majority of our independent directors and a majority of all of our directors on all proposals or matters that may come before our shareholders, except for matters relating to proposed combination and sale transactions if our shareholders will not own a majority of the shares of the resulting company. Thus, except for votes relating to business combination or sale transactions, so long as the Foundation beneficially owns a number of shares sufficient to control the outcome of a shareholder vote and more than 20% of our outstanding shares, our board of directors will be able to control the outcome of most matters brought before our shareholders for a vote. In addition, so long as the Foundation beneficially owns more than 20% of our outstanding shares, any amendment to the Articles of Incorporation or Bylaws requires approval by the OCI.

      In any election of directors, the trustee of the voting trust must vote the Foundation's shares in favor of each nominee approved by a majority of our directors who are deemed to be "independent" under the Association's standards and a majority of all of our directors. As a result, our directors will likely be able to ensure their re-election and designate their successors for as long as the Foundation owns a substantial number of shares of our common stock.

We will not be able to sell or merge without the approval of the Foundation as long as the Foundation beneficially owns 50% or more of the outstanding shares of our common stock.

      Any acquisition of Cobalt will require the approval of our board of directors and the holders of a majority of the shares of our common stock. As long as the Foundation beneficially owns more than 50% of our common stock, it will be able, by itself, to block any such proposed transaction even if our board of directors and other shareholders would otherwise favor the transaction. In addition, for so long as the Foundation beneficially owns at least 20% of our outstanding shares, we must consult with the Foundation prior to soliciting, or upon receiving, a business combination proposal which, if consummated, would result in our then existing shareholders owning less than a majority of the outstanding shares of the resulting company. The Foundation is expected to vote its shares of our common stock on proposed merger and sale transactions based upon its best interests. The interests of the Foundation in a merger or sale transaction may be different from the interests of other shareholders.

Trading volume for our common stock has been limited, and significant sales of our common stock by the Foundation, or the expectation of these sales, could cause our stock price to fall.

      From the completion of the Combination on March 23, 2001 through November 5, 2002, the average daily trading volume of our common stock was 48,709 shares per day. Given the limited trading volume of our common stock, significant sales of our common stock by the Foundation, or the expectation of these sales, could cause our stock price to fall.

      The Foundation is obligated to reduce its ownership of our common stock to certain levels by specified dates, as described in "Agreements with the Foundation -- Certain Agreements Executed in Connection with the Combination --Voting Trust and Divestiture Agreement." If the Foundation fails to meet its divestiture requirements, we are entitled to arrange for the sale of the Foundation's shares. The Foundation has the right to require us to periodically file registration statements covering sales of stock by the Foundation, as described under "Agreements with the Foundation -- Certain Agreements Executed in Connection with the Combination -- Registration Rights Agreement."

Our stock and the stocks of other companies in the health care industry are subject to stock price and trading volume volatility.

      From time to time, the stock price and the number of shares traded of companies in the health care industry experience periods of significant volatility. Company-specific issues and developments generally in the health care industry and in the regulatory environment may cause this volatility. Our stock price may fluctuate in response to a number of events and factors, including:

      o     quarterly variations in operating results;

      o changes in financial estimates and recommendations by securities analysts;

      o operating and stock price performance of other companies that investors may deem comparable;

      o press releases or publicity relating to us or our competitors or relating to trends in our markets;

      o     acquisitions and financings in our industry; and

      o     sales of stock by insiders.

                            BACKGROUND OF THE COMPANY

      Cobalt Corporation was formed in March 2001 and is the successor to substantially all of the operations of (i) Blue Cross & Blue Shield United of Wisconsin, which we refer to as "BCBSUW," and (ii) United Wisconsin Services, Inc., which was a publicly traded subsidiary of BCBSUW listed on the New York Stock Exchange under the symbol "UWZ" and which we refer to as "UWS."

      BCBSUW was formed in 1939 as a non-stock, not-for-profit service insurance corporation, and since that time has operated as a health insurer licensed by the Association to make exclusive use of the Association's names and service marks in Wisconsin. In 1991, in order to gain increased access to capital markets, BCBSUW contributed certain of its managed health care operations (including its HMO operations) to UWS, its wholly-owned for-profit subsidiary. Through public stock offerings completed in 1991, 1994 and 1995, BCBSUW reduced its ownership of UWS stock to approximately 49% by February 1995.

      In March 2001, the operations of BCBSUW and UWS were combined in a series of transactions that we refer to as the "Combination." In these transactions, BCBSUW converted from a non-profit to a shareholder-owned business, contemporaneous with an exchange agreement approved by the Association and the OCI. Under the exchange agreement:

      o BCBSUW converted its form from a non-stock service insurance corporation to a stock insurance corporation;

      o BCBSUW issued all of its outstanding stock to the Foundation, a charitable organization formed for the purpose of receiving the stock of BCBSUW;

      o the Foundation transferred all of the stock of BCBSUW to UWS (making BCBSUW a wholly-owned subsidiary of UWS), in exchange for 31,313,390 shares of our newly issued common stock; and

      o     the combined entity changed its name to "Cobalt Corporation."

      As a result of the Combination, BCBSUW is now one of our wholly-owned subsidiaries, and the Foundation now owns approximately 75.4% of our outstanding common stock.

      As required under accounting principles generally accepted in the United States, we accounted for the Combination as a purchase by BCBSUW of the shares of UWS common stock which it did not own before the Combination. As a result, the financial statements and related information contained in this prospectus reflect the business and assets of BCBSUW (rather than UWS) before March 31, 2001, and the combined businesses of BCBSUW and UWS after that date.

      In connection with the Combination, the Association rules required the Foundation to deposit all of its shares of our common stock into a voting trust and to sell its shares within prescribed time periods. Accordingly, we, the Foundation and Marshall & Ilsley Trust Company, as trustee, have entered into a Voting Trust and Divestiture Agreement, which is summarized under "Agreements With Foundation -- Certain Agreements Executed in Connection with the Combination -- Voting Trust and Divestiture Agreement."

      We also entered into a Registration Rights Agreement with the Foundation in connection with the Combination. Under the Registration Rights Agreement, we agreed, subject to various terms and conditions, to register with the Securities and Exchange Commission the Foundation's shares of our common stock for sale to the public over a period of time, and the Foundation has granted us the right to buy shares of our common stock from the Foundation in some cases. The Registration Rights Agreement is summarized in more detail under "Agreements With Foundation -- Certain Agreements Executed in Connection with the Combination -- Registration Rights Agreement."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following presents our management's discussion and analysis of our financial condition and results of operations as of the dates and for the periods indicated. You should read this discussion in conjunction with our consolidated financial statements and notes thereto and the information set forth under the caption "Risk Factors." This discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ significantly from those anticipated in these forward-looking statements.

Overview

      We are the leading managed care company in Wisconsin, offering a portfolio of managed care and insurance products to employers, individuals and government entities. We have an exclusive license to utilize the Blue Cross and Blue Shield names and service marks in the State of Wisconsin, giving us a unique position in that geographic market. As of September 30, 2002, we serviced 596,139 lives in our health insurance operations and 338,825 lives in our dental insurance programs.

      During 1999 and 2000, we experienced large operating losses. These losses were due primarily to our Medicare+Choice line of business and the self-funded business. Additionally, UWS reported losses arising from its federal employee contracts and a conversion of certain of its provider arrangements from capitation to a fee for service model. In addition, during this period we experienced difficulties in implementing new information systems, which impaired our ability to identify trends indicating increasing medical costs, leading to writing unprofitable contracts. These factors led to increased medical loss ratios and resulting losses. In addition, the resulting adverse effect on our capital position led to discussions with the OCI and the Association regarding our plans for capital improvement.

      To address these issues, we developed a plan to improve our core business while divesting non-core businesses and assets. In our core business, we focused on:

      o     discontinuing unprofitable business lines;

      o     repricing or terminating unprofitable customer contracts;

      o improving underwriting techniques and pricing products appropriately to reflect underlying cost trends;

      o     negotiating improved terms in our provider contracts; and

      o     bolstering management in key areas, including the Milwaukee market.

      In implementing this plan, we exited the Medicare+Choice line of business as of January 1, 2002 and elected to not renew certain unprofitable customer contracts. We have also strengthened our senior actuarial and underwriting staff, adopted more stringent underwriting standards and applied these standards to achieve better pricing for new contracts, as well as those contracts up for renewal. In addition, we have negotiated more favorable provider contracts and have improved our product mix by increasing enrollment in our Medicare supplement business and reducing self-funded membership.

      We have divested certain non-core assets. We sold our behavioral health and medical management subsidiary, Innovative Resource Group, for $27 million, resulting in a pre-tax gain of approximately $10 million. Additionally, during 2002 we have reduced our investment in AMSG common stock from 45% of the shares outstanding to approximately 13%, raising net proceeds of approximately $71.5 million and resulting in a pre-tax gain of approximately $11 million, while relieving us of a significant portion of our statutory capital requirement relating to AMSG.

      Through this strategy, we have improved our core operations. Although resulting in decreased membership and premium revenue for BCBSUW and our HMOs, our strategy has substantially improved loss ratios and overall profitability. Our net income from continuing operations improved to $49.9 million for the first three quarters of 2002 from net losses of $42.7 million in 1999, $40.0 million in 2000 and $23.3 million in 2001. By 2001, we were experiencing significant improvement in our core operations, although we nonetheless recorded a substantial net loss, principally due to a $25.2 million writedown of our minority investment in AMSG. We intend to continue our strategy of focusing on our core business and seeking ways to divest additional non-core assets and unprofitable business.

      For financial reporting purposes, we have been able to reduce income tax expense through utilization of net operating loss carryforwards. As a result of our recent profitability, including gains on the sale of Innovative Resource Group and common stock of AMSG, we anticipate that we will exhaust, sometime between December 31, 2002 and March 31, 2003, those of our net operating loss carryforwards that may, under applicable accounting guidelines, be used to benefit our operating results. At such time, we will begin accruing income tax expense at the statutory rate of 40%.

Summary of Membership, Revenue and Ratios

      In the discussion to follow, the number of "members" is equivalent to the number of persons covered by contracts in force. Member equivalents relating to individuals who access medical care under the BlueCard program are not included.

                                                                    As of December 31,
                                                                    ------------------
                                                          1999              2000              2001
                                                          ----              ----              ----
Membership at end of period:
   Insured medical products.................             221,266           255,289          530,480
   Self-funded medical products.............             218,873           184,819          131,671
     Self-funded dental products............              79,926            50,785           37,975
   Specialty managed care products and
   services.................................             151,471           145,955          592,566
                                                         -------           -------        ---------
         Total membership...................             671,536           636,848        1,292,692
                                                         =======           =======        =========

                                                                      Years Ended December 31,
                                                                      ------------------------
                                                              1999              2000              2001
                                                              ----              ----              ----
                                                                   (In thousands, except ratios)
Revenue:
    Insured medical products........................         $392,583           $510,638       $1,150,420
    Self-funded products............................           25,970             24,716           28,067
    Specialty managed care products and services....           27,774             29,922          142,009
    Government services ............................           52,259             70,305          117,192
    Other operations(1).............................           (1,408)            (2,481)         (24,450)
                                                             --------           --------       ----------
         Total health services revenue..............          497,178            633,100        1,413,238
    Investment results..............................           18,510              9,583           12,482
                                                             --------           --------       ----------
         Total......................................         $515,688           $642,683       $1,425,720
                                                             ========           ========       ==========
Health services revenue (as a percentage of the total:
    Insured medical products........................           79.0%              80.7%            81.4%
    Self-funded products............................            5.2                3.9              2.0
    Specialty managed care products and services....            5.6                4.7             10.0
    Government services.............................           10.5               11.1              8.3
    Other operations(1).............................           (0.3)              (0.4)            (1.7)
                                                              =====              =====            =====
         Total......................................          100.0%             100.0%           100.0%
                                                              =====              =====            =====
                                                                      Years Ended December 31,
                                                                      ------------------------
                                                              1999              2000              2001
                                                              ----              ----              ----
Insured medical product ratios:
    Loss ratio(2)...................................          90.5%              93.5%            90.7%
    Selling, general, administrative and other
      expense ratio(3)..............................          14.3%              12.0%             9.6%

__________
(1) Consists primarily of intracompany eliminations.

(2) Insured medical benefit as a percentage of insured medical product revenue.

(3) Insured selling, general, administrative and other expenses as a percentage of insured medical product revenues.

Results of Operations

      All financial data in the Results of Operations section are gross numbers and, therefore, are not net of intracompany eliminations.

Comparison of Results of Fiscal Year 2001 with Fiscal Year 2000

      The results for 2001 include the operations of the combined UWS and BCBSUW entities effective March 31, 2001 with AMSG continuing to be accounted for using the equity method. Prior to March 31, 2001, the results include the operations of BCBSUW and its investment in UWS and AMSG accounted for using the equity method. The comparison between 2001 and 2000 is largely explained by the addition of UWS results for the last three quarters of 2001 following the Combination.

      Total Revenues

      Total revenues in 2001 increased 121.8% to $1,425.7 million from $642.7 million in 2000. The increase in 2001 is due primarily to the Combination and the resultant addition of the UWS business. UWS contributed $686.8 million in revenue in 2001 or 106.9% of the total 121.8% increase for the year. Other factors contributing toward the increase in 2001 include premium rate increases on the insured medical product business, the re-pricing of self-funded products and new government fee based contracts.

      Insured Medical Products

      Insured medical revenue in 2001 increased 125.3% to $1,150.4 million from $510.6 million in 2000. The increase in 2001 is primarily due to the Combination and the resultant addition of UWS business.

      The addition of UWS premiums resulted in an increase to premium revenue for 2001 of $574.4 million or 112.5% of the total 125.3% increase. The number of insured medical members in 2001 increased 107.8% to 530,480 from 255,289 in 2000. The total membership increase of 275,191 reflects a decrease of 18,474 members in BCBSUW insured medical membership, offset by the addition of 293,665 members from the UWS insured medical business.

      Self-Funded Products

      Self-funded administrative fees in 2001 increased 13.8% to $28.1 million from $24.7 million in 2000. The increase in 2001 results from an increase of approximately 60% in the administrative fee per member per month due to the targeted re-pricing of self-funded business in order to eliminate unprofitable business. The pricing increases were offset by a reduction of 30.2% in non-HMO self-funded membership to 164,415 as of 2001 from 235,604 as of 2000.

      Specialty Managed Care Products and Services

      Specialty managed care products and services revenue in 2001 increased 374.9% to $142.0 million from $29.9 million in 2000. The increase in 2001 primarily resulted from the addition of $113.4 million in revenues from the UWS specialty business, which includes life, accidental death and dismemberment, dental, disability, workers' compensation products, along with electronic claim submission, cost containment and receivables management services. The number of specialty managed care members in 2001 increased to 592,566 from 145,955 in 2000. The total increase in membership of 446,611 reflects a decrease of 13,981 members in BCBSUW insured dental membership, offset by the addition of 460,592 members from the UWS specialty risk business.

      Government Services

      Government services revenue in 2001 increased 66.7% to $117.2 million from $70.3 million in 2000. The increase from 2000 to 2001 is attributable to significant growth in the volume of Medicare claims processed, due to being awarded additional government contracts. Effective December 1, 2000, United Government Services became the Medicare Part A Intermediary for certain additional states and U.S. territories. In addition, also effective December 1, 2000, United Government Services became the Regional Home Health Intermediary for certain additional states and U.S. territories.

      Investment Results

      Net investment results include investment income and realized gains (losses) on the sale of investments, which include cash equivalents, bonds, stocks and other invested assets. Net investment results in 2001 increased 30.2% to $12.5 million from $9.6 million in 2000. The addition of UWS increased 2001 investment results by $8.0 million. However, offsetting this increase was the elimination of BCBSUW investment income related to intra-company financing arrangements with UWS, subsequent to March 31, 2001, due to the Combination. This intra-company investment income amounted to $5.5 million in 2000, as compared to $1.3 million in 2001, based on the amount recorded through March 31, 2001. Average annual investment yields, excluding net realized gains, intra-company investment income and other interest income were 5.8% and 7.0% for 2001 and 2000, respectively.

      Average invested assets in 2001 increased 254.3% to $166.5 million from $47.0 million in 2000. The improvement in 2001 is primarily the result of the acquisition of UWS at the end of the first quarter of 2001, which increased our invested assets by $200.9 million as of December 31, 2001.

      Net investment gains (losses) are realized in the normal investment process in response to market opportunities. Realized gains were $0.8 million in 2001 compared to realized losses of $0.5 million in 2000.

      Expense Ratios

      Loss Ratio

      The insured medical products loss ratio for 2001 (which consists of the BCBSUW insured medical business for the full twelve months, and the HMO business after March 31, 2001) was 90.7%, compared with 93.5% for 2000 (which includes only the BCBSUW business). The decrease in the medical loss ratio in 2001 is primarily the result of pricing increases and other cost control measures instituted in response to higher than anticipated medical utilization and cost trends. In addition, the higher loss ratio for 2000 also reflects the effect of a premium deficiency reserve of $3.6 million recorded during the second half of 2000 on the Medicare+Choice business. The premium deficiency reserve amount recorded as of December 31, 2000 represented estimated losses throughout 2001. The remainder of the premium deficiency reserve was reversed in 2001, as a result of our exiting the business effective January 1, 2002.

      The BCBSUW medical loss ratio for 2001 (excluding HMO business) was 85.7%, compared with 93.5% for 2000. This improvement is partially attributable to a reduction in the medical loss ratio in the Medicare+Choice business from 127.3% in 2000 to 94.8% in 2001, on comparable revenues. The loss ratio for 2001 for the HMO business was 94.4%, compared with 95.2% in 2000. The slight improvement is the result of our re-pricing efforts and reduction of unprofitable business.

      Selling, General, Administrative and Other Expense Ratio

      For our insurance subsidiaries, the selling, general, administrative and other ("SGA") expense ratio includes commissions, administrative expenses, premium taxes and other assessments and claim interest expense. For non-insurance subsidiaries, SGA includes operating expenses only. The insured medical products SGA expense ratio for 2001 was 9.6%, compared with 12.0% for 2000. The improved SGA expense ratio in 2001 is the result of additional expense control measures instituted, combined with a higher premium base in 2001 due to pricing increases. In addition, the insured medical products SGA ratio in 2000 includes the effect of a $2.4 million write-off of deferred acquisition costs related to the Medicare Risk business.

      The self-funded products expense ratio for 2001 improved to 113.9% from 144.7% in 2000. This improvement is due to continued efforts to eliminate unprofitable business through price increases.

      The specialty managed care products and services combined loss and expense ratio in 2001 improved to 98.0% compared with 100.0% for 2000. The 2000 ratio includes only the BCBSUW dental business, whereas the 2001 ratio includes both BCBSUW dental and the UWS specialty managed care products and services business. The UWS specialty business includes cost containment services and electronic claims services, which typically run at a lower overall operating expense ratio, thus improving the combined ratio.

      The expense ratio for government services in 2001 and 2000 remained constant at 99.3%.

      Other Expenses

      We have a bank line of credit, in which certain subsidiaries, excluding the corporate holding company, can participate. The line of credit permits aggregate borrowings up to $20.0 million, with company specific maximums for the participating companies. Interest expense related to the bank line of credit in 2001 and 2000 was $0.6 million and $0.3 million, respectively.

      Goodwill amortization totaling $5.1 million and $0.6 million was recorded for 2001 and 2000, respectively. Of the total $5.1 million of goodwill amortization recorded for 2001, $3.3 million relates to $68.6 million of goodwill recorded in 2001 for the Combination as a result of purchase accounting, which until the effective date of Financial Accounting Standards Board No. 142 was being amortized on a straight-line basis over a period of 15 years. In addition, the 2001 amortization expense includes amortization related to the 1999 purchase by BCBSUW of 1.4 million additional shares of UWS stock, which has been amortized on a straight-line basis over a period of 15 years. Amortization expense for 2000 included amortization related to the purchase by BCBSUW of the 1.4 million additional shares of UWS stock discussed above. In addition, goodwill amortization has been recorded for various past acquisitions of subsidiaries and additional insurance business.

      Loss from Investment in Affiliates

      The loss from investment in affiliates increased to $22.7 million in 2001 from $6.5 million in 2000. The $22.7 million loss in 2001 is comprised of our pro rata share of AMSG's net income of $2.0 million for 2001, BCBSUW's share of UWS income of $0.4 million for the first quarter of 2001, and other affiliate net income of $0.1 million, offset by a $25.2 million writedown of the investment in AMSG to the fair value of AMSG's common stock quoted on the New York Stock Exchange as of December 31, 2001. This writedown was deemed appropriate based on management's decision to no longer classify the investment in AMSG as a strategic long-term asset. The 2000 loss from investment in affiliates of $6.5 million is comprised of a $7.6 million loss related to UWS, offset by a $1.1 million equity share in the net income of AMSG.

      Income from Discontinued Operations

      Income from discontinued operations for 2001 of $1.0 million includes Innovative Resource Group's net operating results for the nine months ended December 31, 2001.

      Net Loss

      Consolidated net results improved in 2001 to a loss of $22.3 million compared to a loss of $40.0 million in 2000. The $22.3 million net loss in 2001 was the combination of an operating loss of $2.4 million and a loss from investment in affiliates of $22.7 million as discussed above, offset by an income tax benefit of $2.0 million and an after-tax gain on discontinued operations of $1.0 million. The improved 2001 operating results reflect improvement in the insured loss and SGA ratios, increases in administrative fees on the self-funded business and continued growth in government contract business over the prior year.

      As of December 31, 2001, we had federal net operating loss carry-forwards of approximately $141.0 million available to offset future taxable income. A full valuation allowance has been established against net deferred tax assets. We had a current income tax benefit of $2.2 million in 2001 in conjunction with the formation of Cobalt compared to no current income tax expense or benefit in 2000. We recorded an immaterial deferred tax benefit in 2001 and a deferred tax expense of $0.5 million in 2000, which related to a valuation allowance from a prior period.

Comparison of Results of Fiscal Year 2000 with Fiscal Year 1999

      Results for 2000 and 1999 include the operations of BCBSUW and its investment in UWS and AMSG accounted for using the equity method.

      Total Revenues

      Total revenues in 2000 increased 24.6% to $642.7 million from $515.7 million in 1999. The increase in 2000 resulted primarily from increased membership and premium rate increases on the medical insurance business and new government contracts.

      Insured Medical Products

      Insured medical revenue in 2000 increased 30.1% to $510.6 million from $392.6 million in 1999. The increased premium is due to the number of insured medical members in 2000 increasing 15.4% to 255,289 from 221,266 in 1999, combined with increases in per member per month premium due to premium rate increases.

      Self-Funded Products

      Self-funded administrative fees in 2000 decreased 5.0% to $24.7 million from $26.0 million in 1999. The decrease in self-funded administrative fees in 2000 primarily resulted from a 21.1% decrease in self-funded membership from 298,799 in 1999 to 235,604 in 2000. The decrease in membership was offset by an increase of 20.7% in the average self-funded administrative fee per member per month. The decrease in revenue and membership is due to aggressive pricing on targeted group contracts and subsequent loss of unprofitable business.

      Specialty Managed Care Products and Services

      Specialty managed care products and services revenue in 2000 increased 7.6% to $29.9 million from $27.8 million in 1999. The number of specialty managed care members in 2000 decreased 3.6% to 145,955 from 151,471 in 1999. The slight decrease in membership was offset by premium rate increases, resulting in an overall increase in revenues.

      Government Services

      Government services revenue in 2000 increased 34.4% to $70.3 million from $52.3 million in 1999. The increase from 1999 to 2000 is largely attributed to becoming the Medicare Part A Intermediary for the states of Virginia and West Virginia as of September 1, 1999.

      Investment Results

      Net investment results in 2000 decreased 48.1% to $9.6 million from $18.5 million in 1999, primarily due to a decrease in average invested assets, as discussed below. Average annual investment yields, excluding net realized gains, intra-company investment income and other interest income were 7.0% and 6.1% for 2000 and 1999, respectively.

      Average invested assets in 2000 decreased 37.9% to $47.0 million from $75.7 million in 1999. The decrease in average invested assets during 2000 is a result of cash requirements necessary to fund operating losses.

      Net investment gains (losses) are realized in the normal investment process in response to market opportunities. Realized losses were $0.5 million in 2000 compared to realized gains of $8.0 million in 1999. BCBSUW received interest income of $5.5 million and $4.8 million in 2000 and 1999, respectively, on a $70.0 million note from UWS.

      Expense Ratios

      Loss Ratio

      The insured medical products loss ratio for 2000 was 93.5% compared with 90.5% for 1999. The increase in the medical loss ratio in 2000 is primarily the result of greater than anticipated medical utilization and cost trends. The loss ratio on the Medicare+Choice business deteriorated to 127.3% in 2000 from 116.5% in 1999, on revenues of $66.8 million and $21.1 million, respectively.

      Selling, General, Administrative and Other Expense Ratio

      The insured medical products SGA expense ratio for 2000 improved to 12.0% compared with 14.3% for 1999. The improvement in 2000 reflects the effect of expense controls instituted, combined with a higher premium base due to membership and premium rate increases, offset in part by a $2.4 million write-off of deferred acquisition costs related to the Medicare+Choice business.

      The self-funded products expense ratio for 2000 improved to 144.7% from 166.9% in 1999. This improvement is due to price increases on targeted group contracts, which resulted in the loss of unprofitable business.

      The specialty managed care products and services combined loss and expense ratio in 2000 improved to 100.0% from 108.3% in 1999. The expense ratio for government services in 2000 was 99.3% compared to 98.4% in 1999, which reflects a change in the overall average government reimbursement level due to changes in the mix of business related to additional government business acquired in 2000.

Other Expenses

      Interest expense related to the bank line of credit in 2000 and 1999 was $0.3 million and $0.6 million, respectively.

      In 1999, BCBSUW purchased 1.4 million additional shares of UWS stock. The excess of cost over the fair value of net assets acquired has been recorded as goodwill and was amortized on a straight-line basis over a period of 15 years. Amortization expense was $0.6 million and $0.2 million for 2000 and 1999, respectively.

      Loss from Investment in Affiliates

      The loss from investment in affiliates decreased to $6.5 million in 2000 from $22.7 million in 1999. The loss in 2000 is comprised of a loss of $7.6 million from UWS, offset by a gain of $1.1 million from AMSG. For 1999, the affiliate results recorded by us include losses of $12.7 million from UWS and $10.0 million from AMSG.

      Net Loss

      Consolidated net results improved in 2000 to a loss of $40.0 million compared to a loss of $42.7 million in 1999. The poor results in 2000 resulted primarily from the combination of a $32.9 million operating loss and a $6.5 million loss from investment in affiliates, net of tax. The $32.9 million operating loss is due to a $20.6 million loss before income taxes on insured business, which experienced greater than anticipated medical utilization and cost trends, combined with a $10.7 million loss before income taxes on self-funded business. In addition, the 2000 results include the effect of $3.3 million in transaction expenses in preparation for the Combination. Partially offsetting these losses was $1.2 million in income before income taxes on government contracts. The 1999 loss was also attributable to greater than anticipated utilization on the insured business and losses on the self-funded business.

      Because of operating losses, BCBSUW did not have current income tax expense or benefit in 2000 or 1999. BCBSUW had deferred tax expense of $0.5 million in 2000, which relates to a valuation allowance from a prior period. There was no deferred tax benefit in 1999.

Liquidity and Capital Resources

      Our sources of cash flow consist primarily of health services revenues and investment income. The primary uses of cash include medical and other benefit payments, as well as operating expense payments. Positive cash flows are invested pending future payments of medical and other benefits and other operating expenses. Our investment policies are designed to maximize yield, preserve principal and provide liquidity to meet anticipated payment obligations.

      Our operating cash flow improved during the nine months ended September 30, 2002 in comparison with the nine months ended September 30, 2001. Cash provided by continuing operations improved to $33.1 million from $0.1 million in cash used in continuing operations for the nine months ended September 30, 2001. This reflects improved operating results in all four of the Company's reportable business segments, an increase in the advance premium balance and improved cash collections related to balances due from clinics and providers and other receivables. Cash provided by investing activities for the nine months ended September 30, 2002 includes proceeds of $71.5 million from the sale of 4.6 million shares of AMSG common stock and $17.0 million in cash proceeds received from the sale of Innovative Resource Group. The majority of the strong positive cash inflows during the nine months ended September 30, 2002 were used to purchase available-for-sale securities.

      To meet periodic cash flow requirements, we make borrowings under our bank line of credit. The line of credit is with a commercial bank and has an interest rate equal to the London Interbank Offered Rate, or "LIBOR," plus 1.5%, adjusted monthly with interest payments due monthly. The line of credit permits aggregate borrowings among certain subsidiaries, excluding the corporate holding company, up to $20.0 million. At September 30, 2002, the outstanding balance on this line of credit was $0.4 million. The line of credit terminates, and all borrowings then outstanding are due, on December 31, 2002.

      We have a three year M&I revolving credit facility, which provides up to $30.0 million of available credit to us with the availability declining by $5.0 million after one year and an additional $10.0 million after two years. The M&I revolver bears interest at a rate of LIBOR plus 1.50% to 2.50% depending on the timing and amount of borrowings. Our outstanding balance on the M&I revolver was $28.0 million as of September 30, 2002.

      In addition, we had a term note with a commercial bank for $7.5 million originated on December 31, 2001, which was repaid in full on September 9, 2002. The term note had a rate of interest equal to LIBOR plus 1.5%, with payment of principal and interest due in quarterly installments beginning June 30, 2002 and ending June 30, 2003.

      Interest expense on the bank line of credit, M&I revolver and the term note discussed above totaled $0.1 million for the three months ended September 30, 2002 and $0.2 million for the three months ended September 30, 2001. Interest expense totaled $0.4 million for the nine months ended September 30, 2002 and 2001.

      The Association requires BCBSUW and CompcareBlue to maintain a prescribed liquidity ratio of certain liquid assets to average monthly expenses, as defined, in accordance with licensure requirements of the Association. BCBSUW and CompcareBlue maintained these required levels as of September 30, 2002.

      Our investment portfolio consists primarily of investment-grade bonds, bond-related mutual funds and government securities and has a limited exposure to equity securities. At September 30, 2002, $309.4 million or 86.0% of our total investment portfolio was invested in bonds, bond-related mutual funds and government securities. The bond portfolio had an average quality rating by Moody's Investor Service of "Aa3" at September 30, 2002. At September 30, 2002, $347.1 million or 93.4% of our total investment portfolio was classified as available-for-sale. The market value of the total investment portfolio was greater than amortized cost by $13.6 million at September 30, 2002.

      At December 31, 2001, $188.1 million or 98.1% of our total investment portfolio was invested in bonds, bond-related mutual funds and government securities compared with $30.0 million or 67.5% at December 31, 2000. The bond portfolio had an average quality rating by Moody's Investor Service of "Aa3" at December 31, 2001 and December 31, 2000. At

December 31, 2001, $180.7 million or 94.3% of our total investment portfolio was classified as available-for-sale compared with $44.4 million or 100.0% as of December 31, 2000. The market value of the total investment portfolio was greater than amortized cost by $0.3 million and $0.2 million at December 31, 2001 and December 31, 2000, respectively.

      Unrealized gains and losses on bonds classified as available-for-sale are included as a component of surplus, net of applicable deferred taxes. We have no investments in mortgage loans, non-publicly traded securities (except for investments related to our affiliates) or real estate held for investment.

      We have an outstanding line of credit in the amount of $15.0 million available to Health Professionals of Wisconsin, Inc., an affiliate of University Healthcare, Inc., which is a key provider for Unity. The balance was $3.0 million as of September 30, 2002. Interest on the line of credit is calculated using the prime rate.

      We have a note receivable from APS Healthcare Bethesda, Inc. for $10.0 million originated on March 29, 2002 related to the sale of Innovative Resource Group. The note bears an interest rate of prime plus 3.5% and has a term of three years.

      As of September 11, 1998, UWS entered into a $70 million note obligation due to BCBSUW in connection with the spin-off in 1998 of AMSG's managed care companies and specialty business. We pledged the common stock of our CompcareBlue subsidiary as collateral for the note obligation. Interest was payable quarterly at a rate equal to 9.75% and 8.06% as of December 31, 2001 and 2000, respectively. The original maturity date of the principal balance was extended from April 30, 2001 to January 1, 2002. The maturity date was subsequently extended to February 15, 2002 at an interest rate of 7.38%. The note was amended and the maturity date was extended to January 2, 2003 at an interest rate of 7.38% on February 14, 2002. Effective with the Combination, the principal amount of this note, together with all related interest expenses, are eliminated in consolidation. On October 25, 2002, we received approval from the OCI which allowed us to extinguish our obligations under the terms of the note obligation by surrendering the common stock of our CompcareBlue subsidiary to BCBSUW in full satisfaction of all debt obligations under the note. The stock of CompcareBlue was surrendered, and all obligations under the note were satisfied, effective October 1, 2002.

      In 2001, we entered into an engagement letter with an investment bank to provide advisory services in connection with potential financial transactions. We terminated this relationship in March 2002. The engagement letter provided that we pay a fee in respect of a transaction effected within twelve months of termination (or later if an agreement regarding the transaction was entered into within twelve months after termination) equal to the greater of $3.5 million or a percentage of the transaction value (as defined). This fee obligation could be claimed to extend to one or more of our asset dispositions effected in 2002, to any offering of our common stock or other securities and to subsequent transactions. No such claim has been made, and we would dispute any claim, should one be made.

      Under the OCI order issued in connection with the Combination, we are required to obtain the approval of the OCI prior to any issuance of our common stock. This approval is required until the OCI determines that its oversight is no longer necessary to protect the Foundation against improper dilution of its equity interest.

Statutory Capital

      We are required to maintain certain levels of statutory capital and surplus under the NAIC Risk Based Capital requirements. Wisconsin insurers are also subject to compulsory and security surplus requirements based upon a percentage of underwritten premiums, with the applicable percentage determined by line of business. In addition to statutory capital requirements, we, BCBSUW and CompcareBlue are required to maintain certain capital levels as determined by the Association.

Management's Plan

      Operating losses incurred during 1999 through 2001 reduced the statutory surplus of our insurance subsidiaries. Despite these operating losses and the implementation of changes in statutory accounting effective January 1, 2001, we complied with minimum capital and liquidity requirements of the OCI and the Association during 1999, 2000 and 2001. We maintained compliance, in part, by contributing regulated and non-regulated subsidiaries to regulated entities and by collateralizing certain intracompany debt obligations with the common stock of affiliated entities. Following a review by the OCI of these intracompany transactions, we agreed with the OCI as to how these transactions should be treated for surplus and capital calculations. In addition, at the request of the OCI, we prepared a plan of action to satisfy these intracompany obligations and strengthen our capital to assure that our insurance subsidiaries continue to satisfy the minimum capital and liquidity requirements of the OCI and the Association.

      The outstanding common stock of CompcareBlue provided the collateral for approximately $70 million borrowed by us from BCBSUW. This intracompany balance has been eliminated in our consolidated balance sheets. However, the intracompany balance continues to be an obligation of us to BCBSUW ($70 million) in the statutory-basis financial statements of BCBSUW as of September 30, 2002. In October 2002, we received approval from the OCI and satisfied the $70 million obligation due BCBSUW from Cobalt. The debt obligation under the note was satisfied in full through the transfer of all of the common stock of CompcareBlue.

      Management provided to and discussed the capital plan with the OCI and the Association. With our transfer of CompcareBlue to satisfy fully the debt obligations under the $70.0 million note due BCBSUW, we have substantially completed all aspects of the capital plan discussed below:

      o Sell certain non-regulated subsidiaries owned by us for cash and/or notes prior to October 1, 2002. On March 29, 2002, we sold our behavioral health and medical management subsidiary, Innovative Resource Group, LLC, for $27 million, of which $17 million was received in cash.

      o Reduce BCBSUW's investment in AMSG common stock from 45% of the shares outstanding to less than 20% through public or private offerings during 2002. We have reduced our investment in AMSG to 13.2% as of September 30, 2002, raising approximately $71.5 million in net proceeds at BCBSUW.

      o Obtain debt financing at our corporate holding company from one or more institutional lenders to fund holding company liquidity needs including the repayment of the collateralized intracompany debt obligations between the holding company and its regulated subsidiaries. We have obtained a $30 million revolving credit facility. During the third quarter of 2002, we repaid our intracompany obligation to UWIC of

            $22.8 million. As noted above, the remaining intracompany obligation between Cobalt and BCBSUW was satisfied through the contribution of CompcareBlue to BCBSUW.

      o Achieve our 2002 projected core earnings, which anticipate breakeven operating results for CompcareBlue for the year ending December 31, 2002 as compared to an operating loss of $32.5 million for the year ended December 31, 2001. Management expects CompcareBlue's significant change in profitability to occur as a result of efforts to cancel unprofitable business and implement necessary premium increases for the remaining business. We achieved our projected core earnings for the first three quarters of 2002, including progress toward obtaining breakeven results for CompcareBlue by the end of 2002.

      In addition, we have agreed with the OCI that we will not enter into certain intercompany transactions, including loans, guarantees, reinsurance arrangements, and other operational and financial arrangements, and our insurance subsidiaries are prohibited from paying any dividends, without the approval of the OCI. We have also agreed to adhere to certain practices in conducting and accounting for affiliate transactions, notably involving the lending practices previously described. We will not use uncollateralized, non-operating intercompany balances in complying with minimum capital and liquidity requirements. We have reflected the revised practices in the December 31, 2001 regulated subsidiary statutory-basis financial statements filed with the OCI and other regulatory agencies. We have also agreed not to enter into any new reinsurance arrangements with third parties without the approval of the OCI.

      Our insurance subsidiaries are currently in compliance with the capital requirements calculated as required by the OCI. We expect our insurance subsidiaries to maintain compliance throughout 2002 by substantially completing the capital plan described above or transactions with an equivalent impact on our position relative to minimum capital and liquidity requirements. Non-compliance with minimum capital and liquidity requirements or any of the requirements described above may subject us to various regulatory actions by the OCI, including, among others, revocation of our licenses to sell insurance products in Wisconsin and placing us under state regulatory control. See "Business -- Regulation -- Capital Requirements." In addition, the Association has termination rights if our subsidiary licensees' capital falls below the lowest licensure minimum capital levels established by the Association. See "Business -- Blue Cross and Blue Shield Licenses."

Inflation

      Health care costs have been rising and are expected to continue to rise at a rate that exceeds the consumer price index. Our cost control measures, risk-sharing incentive arrangements with medical care providers, and premium rate increases are designed to reduce the adverse effect of medical cost inflation on our operations. In addition, we utilize our ability to apply appropriate underwriting criteria in selecting groups and individuals and in controlling the utilization of health care services. However, we cannot assure you that these efforts will fully offset the impact of inflation or that premium revenue increases will equal or exceed increasing health care costs.

Critical Accounting Policies and Estimates

      Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to allowances for doubtful accounts, deferred tax assets, impairment of equity method investments, goodwill impairment, medical and other benefits payables, and litigation and tax contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      Allowance for Doubtful Accounts

      A significant portion of our receivable balances result from balances due from small and large employers, individuals, and providers of medical services. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments or retroactivity in reporting membership cancellations. If the financial condition of our customers were to deteriorate or if significant employee turnover were to occur among insured employers, resulting in an impairment of their ability to make payments, additional allowances may be required.

      Deferred Tax Assets

      We have net deferred tax assets, and since March 23, 2001, the date of the combination of UWS and BCBSUW, have recorded a full valuation allowance against the net deferred tax assets. This valuation allowance was established after we analyzed prior operating losses, estimated future taxable income, and feasible tax planning strategies. Based on this analysis, management determined that we could not conclude that realization of the net deferred tax assets was more likely than not. In the event that a pattern of subsequent profitable operations and other factors cause us to change our conclusion regarding realizability of the net deferred tax assets, we would reduce the valuation allowance.

      Impairment of Investments

      Investments in debt and equity securities, as well as investment in affiliates, are reviewed periodically by our management to determine whether any declines in the market value of individual securities are deemed other than temporary. Any impairments deemed other than temporary are recorded as a reduction of the historical cost of the respective investment and as a realized loss in our consolidated statement of operations.

      Prior to the reduction of our ownership of AMSG common stock to 15% on June 4, 2002, our investment in AMSG was accounted for under the equity method of accounting. At December 31, 2001, we owned 6,309,525 shares of the outstanding common stock (45% ownership) of AMSG. Our per share carrying value as of December 31, 2001 was $16.44 based on our share of AMSG's equity. Pursuant to current accounting principles generally accepted in the United States, we wrote down our investment in AMSG to the current market value of such stock ($12.45 as of December 31, 2001) as a charge to operations due to our evaluation and announcement that our holdings in AMSG no longer represented a strategic investment and that we planned an orderly reduction of its ownership. Effective upon the reduction of our ownership of AMSG common stock to 15%, we changed our accounting for our investment in AMSG from the equity method to the fair value method. Under the fair value method, our investment in

AMSG is recorded at market value, with any changes in market value being recorded as an unrealized gain or loss.

      Goodwill Impairment

      On January 1, 2002, we adopted Statement of Financial Account Standards No. 142, "Goodwill and Other Intangible Assets," under which we are required to analyze recorded goodwill for possible impairment on a periodic basis. In assessing the recoverability of our goodwill and other intangibles we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets not previously recorded. Based on our analysis, we have not recorded any impairment losses.

      Medical and Other Benefits Payables

      The amount of medical and other benefits payables (the "loss reserves") is determined based on an estimation process that is very complex and uses information obtained from both company specific and industry data, as well as general economic information (e.g., medical cost index). The estimation process requires us to continuously monitor and evaluate the life cycle of claims, on type-of-business and nature-of-claim bases. Using data obtained from this monitoring and assumptions about the emerging trends, we develop information about the size of ultimate claims based on historical experience and other available market information. The most significant assumptions, which vary by class of business, used in the estimation process include determining the trend in loss costs, the expected consistency in the frequency and severity of claims incurred but not yet reported to prior year claims, changes in the timing of the reporting of losses from the loss date to the notification date, and expected costs to settle unpaid claims. We also monitor the reasonableness of the judgments made in the prior year estimation process (referred to as a hindsight analysis) and adjust current year assumptions based on the hindsight analysis.

      Because the amount of the loss reserves is sensitive to assumptions, we do not totally rely on a single estimate to determine the loss reserve. To test the reasonableness of the best estimate generated by our loss estimation process, we develop several estimates using generally recognized actuarial projection methodologies that result in a range of reasonably possible loss reserve outcomes that are used to challenge our best estimate. We will continue to closely monitor these developments to ensure that our conclusions on the impact are appropriate. Should other trends emerge, we would react accordingly which could result in upward adjustments to our reserves and a corresponding charge to earnings. Another factor that can significantly impact the loss reserve estimate is the impact of legislative changes in health care, court resolutions and judicial interpretations. We only factor into our assumptions actual legislative changes, court rulings and interpretations. Therefore, the loss reserve estimates made can be significantly impacted by future legislative actions, rulings or interpretations.

      Litigation and Tax Contingencies

      We and our affiliates are involved in various legal actions occurring in the normal course of business. In the opinion of management, we have made adequate reserves for losses which may result from these actions. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions related to these proceedings. As discussed in Note 14 of our audited consolidated financial statements, as of December 31, 2001, we have accrued our best estimate of the probable cost for the resolution of these claims. This estimate has been developed in consultation with internal and outside legal counsel that is handling our defense in these matters and is based upon a combination of litigation and settlement strategies. To the extent additional information arises or strategies change, it is possible that our best estimate of its probable liability in these matters may change. We recognize the costs of legal defense in the periods incurred. Accordingly, the future costs of defending claims are not included in our estimated liability.

      We frequently face challenges from domestic tax authorities regarding the amount of taxes due. These challenges include questions regarding the timing and amount of deductions and the allocation of income. In evaluating the exposure associated with our various filing positions, we record reserves for probable exposures when identified. Based on our evaluation of our tax positions, we believe we have appropriately accrued for probable exposures. To the extent we were to prevail in matters for which accruals have been established or be required to pay amounts in excess of its reserves, our effective tax rate in a given financial statement period may be materially impacted.

Quantitative and Qualitative Disclosures about Market Risk

      Because of our investment policies, the primary market risks associated with our portfolio are interest rate risk, credit risk and the risk related to fluctuations in equity prices. With respect to interest rate risk, a reasonably near-term rise in interest rates could negatively affect the fair value of our bond portfolio. However, because we consider it unlikely that we would need or choose to substantially liquidate our portfolio, we believe that such an increase in interest rates would not have a material impact on future earnings or cash flows. In addition, we are exposed to the risk of loss related to changes in credit spreads. Credit spread risk arises from the potential that changes in an issuer's credit rating or credit perception may affect the value of financial instruments.

      The overall goal of the investment portfolio is to support our ongoing operations. Our philosophy is to manage assets to maximize total return over a multiple-year time horizon, subject to appropriate levels of risk. We manage these risks by establishing gain and loss tolerances, targeting asset-class allocations, diversifying among asset classes and segments within various asset classes, and using performance measurement and reporting.

      We use a sensitivity model to assess the interest rate risk of our fixed income investments. The model includes all fixed income securities and incorporates assumptions regarding the impact of changing interest rates on expected cash flows for certain financial assets with prepayment features, such as callable bonds and mortgage-backed securities. Since December 31, 2001, no significant changes have occurred in the determination of the reduction in fair value of our modeled financial assets as a result of a hypothetical instantaneous 100 basis point increase in market interest rates.

                                    BUSINESS

Overview

      We are the leading managed care company in Wisconsin, offering a broad portfolio of managed care and insurance products to employers, individuals and government entities. We have an exclusive license to utilize the Blue Cross and Blue Shield service marks in Wisconsin, giving us a unique position in that market. As of September 30, 2002, we serviced 596,139 lives in our health insurance operations and 338,825 lives in our dental insurance programs.

      BCBSUW provides underwritten products, including preferred provider organizations (PPO) and indemnity options, as well as self-funded, administrative services only programs. CompcareBlue operates the oldest HMO in Wisconsin.

      We offer the largest provider network in Wisconsin. All of our customers, including HMO members, have the ability to access the leading physicians and hospitals in their respective service areas, including Mayo Health Systems, University Health Care and Aurora Health Care. We believe that our ability to offer a full spectrum of products and a broad provider network to meet the needs and objectives of a wide range of customers provides us with a competitive advantage.

      We offer a variety of specialty managed care products, including dental, life and disability insurance. We are one of the largest providers of dental HMO and dental indemnity coverage in Wisconsin. We also offer workers' compensation insurance and a variety of specialty managed care services, including cost containment, health care electronic data interchange and receivables management services. These specialty products and services are designed to complement our customers' employee benefit packages. We also process Medicare claims as a Medicare Part A fiscal intermediary and a Regional Home Health intermediary for providers in numerous states and several U.S. territories and as a national intermediary for the Federally Qualified Health Centers in all 50 states.

      We market our medical and dental products through a salaried sales force located throughout Wisconsin, as well as through independent agents and brokers, and directly to customers via the internet. By integrating the marketing of our medical products, we are able to offer a broad range of product choices to health care consumers. We sell our specialty managed care products and services through a variety of distribution channels to employer groups and providers, principally in Wisconsin.

Our Strategy

      Over the past two years, we have taken certain steps that have resulted in significant increases in profitability, including discontinuing unprofitable business lines; repricing or terminating unprofitable customer contracts; improving underwriting techniques and pricing products appropriately to reflect underlying cost trends; negotiating improved terms in our provider contracts and bolstering management in key areas, including in our Milwaukee market. We intend to continue to pursue improvements in our operating results through the implementation of the following strategies:

      o Capitalize on the Strength of the Blue Cross Brand. We believe that our right to the exclusive use of the Blue Cross and Blue Shield brands in Wisconsin gives us a significant marketing advantage, and we intend to continue emphasizing these brands among prospective customers and members. According to the Association, the number of members insured by plans bearing the Blue Cross and Blue Shield brands has increased by approximately 26% nationwide since 1995. We further intend to leverage the strength of the Blue Cross and Blue Shield brands on a national basis by participating in the Association's BlueCard PPO program, a network of Blue Cross and Blue Shield plans. The BlueCard PPO program allows us to compete with national health insurers for groups with employees outside of the Wisconsin market and provides our members and members of other Blue Cross and Blue Shield affiliates the opportunity to access care while away from home.

      o Focus on Core Business. We have made a strategic decision to focus on our core Blue Cross and Blue Shield branded and HMO businesses, where we believe significant opportunities exist for earnings growth. These businesses together produced over 80% of our revenues and approximately 59% of our pre-tax operating income in the quarter ended March 31, 2002. On March 29, 2002, we sold our behavioral health and medical management subsidiary, Innovative Resource Group, LLC, for $27 million. In the future, we may sell other non-core specialty businesses. In addition, since March 1, 2002 we have reduced our ownership of our former affiliate AMSG, a small group and individual health insurer, from approximately 45% to approximately 13% of AMSG's outstanding common stock, raising net proceeds of approximately $71.5 million and relieving us of a significant portion of our capital requirement relating to AMSG.

      o Expand Operating Margins and Realize Operating Efficiencies. We intend to focus on expanding operating margins in our core businesses by improving underwriting techniques and product design, pricing products appropriately to reflect underlying cost trends, discontinuing unprofitable businesses and contracts, and improving provider arrangements. We intend to pursue additional operating efficiencies through consolidation of administrative functions, including combining the administrative functions of BCBSUW and CompcareBlue as well as the administrative functions of certain of our specialty businesses.

      o Increase Market Share. We intend to focus on increasing market share in Wisconsin through an increased emphasis on our core business, the BlueCard PPO program and our Medicare supplement product offerings, as well as the introduction of new products. We expect to accomplish this by leveraging our diverse customer base by cross-selling product offerings, and pursuing opportunistic acquisitions of health insurers in Wisconsin.

Products and Services

      Insured and Self-Funded Medical Products

      We offer a wide range of insured and self-funded medical products, including HMOs, PPOs, point of service (POS) plans, indemnity products, and Medicare supplement products. We design our products to meet the needs and objectives of a wide range of customers, including employers, individuals, and government entities. Our customers either contract with us to assume underwriting risk or self-fund underwriting risk and rely on us for network management and administrative services. Our products vary with respect to the level of benefits provided, the costs to be paid by employers and members, including deductibles and copayments, and the extent to which our members' access to providers is subject to referral or preauthorization requirements.

      We provide our Blue Cross and Blue Shield branded products through BCBSUW and our Blue Cross and Blue Shield branded HMO, CompcareBlue, which operates primarily in the

Milwaukee metropolitan area. We also provide private branded products through our HMO subsidiaries, Valley and Unity. Valley operates primarily in northwestern Wisconsin, including the city of Eau Claire, whereas Unity operates primarily in south central and southwestern Wisconsin, including the city of Madison.

      We also participate in the BlueCard PPO program, a national network of Blue Cross and Blue Shield plans. The BlueCard PPO program permits members of our Blue Cross and Blue Shield branded health plans to receive health care services from providers in the networks of other Blue Cross and Blue Shield plans. This allows us to compete with national health insurers for groups with employees outside the Wisconsin market. This also allows members to access care while away from home. Through electronic communications the "host" plan verifies eligibility, pays the claim based on its local fee arrangement and is then reimbursed by the "home" plan for the claim as well as an administrative fee. Absent an agreement between two plans, the Association determines the amount of the administrative fee. Under this arrangement, we are also able to generate revenue from provider network management and claims repricing.

      As of September 30, 2002, our health plan membership consisted of the following (in numbers of individuals):

                                          Insured         Self-Funded
Product Offerings                         Members         Members (1)
-----------------                         -------         -----------

HMO..............................         159,150             4,652
PPO..............................         161,492            84,125
POS..............................          61,525            10,802
Indemnity........................          19,878            35,659
Medicaid.........................           4,355                --
Medicare Supplement..............          54,101                --
                                          -------           -------
     Total Medical...............         460,901           135,238
                                          =======           =======
------------
(1) Does not include member equivalents relating to individuals who access medical care under the BlueCard program.

      Specialty Managed Care Products and Services

      We are the largest provider of dental coverage in Wisconsin. Dental HMO coverage is offered through CompcareBlue, and dental indemnity coverage is offered through BCBSUW. These dental HMO and indemnity benefit products are currently marketed under the DentalBlue(R) brand name. As of March 31, 2002 we had approximately 304,000 insured dental members and approximately 35,000 self-funded dental members.

      We offer group term life and accidental death and dismemberment coverages as well as dependent life benefits. Short and long-term disability products provide income replacement for an employee who becomes disabled through a non-work related event. As of March 31, 2002, we insured approximately 116,000 disability members and 137,000 life members.

      We provide worker's compensation insurance products and managed care services to employees in Wisconsin. We also provide cost containment services, including hospital bill audit, provider discount network repricing, negotiations, diagnosis-related group validation, claims administration audit, subrogation and recovery, electronic audit, collection and fraud investigation and recovery services to assist customers in reducing their expenses and provide more cost effective health care delivery. Additionally, we provide software and claim submission services for Medicare, Medicaid, private insurers, third party administrators and re-pricers. We also provide collections and receivables management services to hospitals and other commercial clients. We generally provide these specialty managed care products and services through wholly-owned subsidiaries.

      Government Services

      We provide health care program administration and program safeguard services for the Centers for Medicare & Medicaid Services, which we refer to as "CMS." In connection with providing these services, we serve as the Medicare Part A Intermediary and Regional Home Health Intermediary for numerous states and territories, and serve as the national Intermediary for the Federally Qualified Health Centers in all 50 states. In addition to providing services to the Medicare program, we also provide claim processing and administrative services in conjunction with the Wisconsin Medicaid program and the Health Insurance Risk Sharing Plan.

      The Association contracts with CMS to process Medicare Part A claims. We have subcontracted with the Association to provide those services in various states and territories. Until May 2002, that subcontract was held by BCBSUW, which further subcontracted those services to our wholly-owned subsidiary, United Government Services, LLC.

      In May 2002, BCBSUW was granted a contract novation by CMS, enabling BCBSUW to transfer the Medicare contract to United Government Services. We are the first Medicare Part A processor to receive such a novation, and it is our understanding that we received the novation based on the strength of our compliance program. The novation provides for certain limitations on our liability relating to acts subsequent to the novation. Also, the novation will facilitate the transfer of the Medicare Part A processing business to another Blue Cross and Blue Shield plan, should we determine to do so. Congress is currently considering legislation which, if passed, would allow us to sell United Government Services to any third party, including one that is not a Blue Cross and Blue Shield plan, should we determine to do so. The legislation is intended to increase competition for government contracts for processing claims for the Medicare program. Our United Government Services subsidiary is a fiscal intermediary for the Medicare program. Such legislation, if adopted, could result in further competition for Medicare contracts.

Sales and Marketing

      Marketing group health insurance products is generally a two-step process. Presentations are made first to employers. Once selected by an employer, we then directly solicit members from the employee base. During periodic "open enrollments," when employees are permitted to change health care programs, we use advertising and work site presentations to attract new members. Virtually all of the group contracts are renewable annually.

      Significant factors in product selection by employers and employees include the composition of provider networks, quality of services, price, choice and scope of benefits, and market presence. To the extent permitted by the OCI and the federal government, we can offer an employer a wide spectrum of benefit options, including federally qualified and non-federally qualified products. To address rising health care costs, some employers now consider a variety of health care options to encourage employees to use the most cost-effective form of health care services.

      We market our medical and dental products through a salaried sales force located throughout Wisconsin, as well as through independent agents and brokers, and directly to customers via the internet. By integrating the marketing of our insured health and specialty managed care products and services, we are able to offer a wide range of products and services to our customers. We sell our specialty managed care products and services through a variety of distribution channels to employer groups and providers, primarily in Wisconsin.

      While our traditional sales and marketing efforts have yielded significant gains within our insured medical/self-funded and specialty businesses individually, we believe that a more coordinated cross-selling effort could significantly increase our market share across our business lines.

      Our pricing strategy is targeted to cover current and anticipated changes in health care costs and operating costs and deliver budgeted returns on investment. To that end, in May 2002, we transferred primary responsibility for our underwriting department to our Chief Actuary. We believe that the active role our actuarial staff plays in the underwriting process will allow us to grow our business while effectively managing the financial risks associated with our products.

Our Provider Network

      BCBSUW offers one of the largest provider networks in Wisconsin and provides a diverse selection of primary care and specialty care physicians to meet the health care needs of our members. CompcareBlue has an extensive provider network in southeastern Wisconsin, and is the only HMO that contracts with all eight of the largest multi-specialty clinics in Milwaukee, including Aurora Health Care, the largest multi-specialty provider in Wisconsin, for the provision of health care services to its members.

      A majority of Valley's medical and other benefits are provided under an arrangement with Midelfort Clinic, Ltd. and its affiliate, Luther Hospital, which are affiliated with Mayo Health Systems and which we believe are the leading medical service providers in Eau Claire, Wisconsin. Unity contracts with Community Physicians' Network, an independent physician association, and University Health Care, Inc. University Health Care contracts on behalf of the University of Wisconsin Hospital and Clinics, the University of Wisconsin Medical Foundation and the University of Wisconsin School of Medicine. Community Physicians' Network and University Health Care provide the majority of physician services for Unity's membership throughout its 19 county service area.

      All of our HMOs have received National Committee for Quality Assurance, or "NCQA," accreditation and higher than average satisfaction scores on clinical services. As a result of our aggressive credentialing efforts, the percentage of our HMO practitioners who are board certified is at or above the NCQA averages.

      BCBSUW contracts primarily on a discounted fee-for-service basis. In fee-for-service arrangements, risks associated with utilization are retained by us. However, such arrangements provide us with greater pricing flexibility and opportunities to benefit by application of underwriting on a group-specific or individual basis. Furthermore, fee schedule-based compensation allows us to better target improvement in loss ratios through product development, benefit modification and medical management. CompcareBlue, Valley and Unity manage the cost of health care provided to members through the method of payment and risk-sharing programs with physician groups and hospitals and through their respective utilization management programs. The method of payment consists of a combination of capitation, fee schedules and discounted fee-for-service arrangements. Capitation is an arrangement whereby we pay medical providers a set fee per member per month in exchange for providing health care services.

      Approximately 28% of the medical benefits provided by CompcareBlue, Valley and Unity were provided under capitated arrangements in 2000. In 2001, this number decreased to 17%, and through the first three quarters of 2002, this number increased to 21%, primarily as a result of a decline in CompcareBlue's membership.

      Valley and Midelfort have agreed in principle on the key terms of a three-year extension of the arrangement. The parties are in the process of negotiating the final terms of the agreement. The extension is expected to grant Midelfort a similar option to repurchase the capital stock of Valley and will eliminate profit sharing between the parties.

      Pursuant to the provider agreements between Unity and Community Health Systems, LLC and University Health Care, Community Health Systems has the option, exercisable on December 31, 2004, to repurchase its proportionate share of Unity for the current net worth of the business being repurchased. University Health Care has the option, also exercisable on December 31, 2004, to purchase its share of Unity for $0.5 million plus the proportionate share of the net worth of Unity attributable to the University Health Care business, less any unpaid amount of a maximum performance bonus specified in the agreement. Exercise of the repurchase option ends the agreement with respect to that party. If both repurchase options are exercised, we would have no ongoing interest in Unity.

Medical Management

      We utilize a broad range of focused, traditional cost containment and advanced care management processes across our various product lines, such as case management, disease management, evidence based medical policy, return on investment evaluation, targeted opportunities, and quality improvement programs. Our case management philosophy is built on helping members confront a complex care system to find the appropriate care in a timely and cost effective manner. We believe this approach builds positive relationships with providers and members, and helps us achieve cost savings.

      Our population-based disease management programs attempt to identify members that have or are at risk to develop high cost chronic diseases and conditions. These members typically have high utilization of health care services, which can result in significant costs. By identifying high risk members and enrolling them in specialized programs involving patient education, lifestyle modification including changes in diet and intensive care management, we seek to improve patient satisfaction, manage medical costs and improve medical outcomes. These programs include diabetes, congestive heart failure, asthma, and high risk pregnancy and we plan to expand these in the future.

      We outsource significant behavioral health, utilization, disease and case management services to our former subsidiary, Innovative Resource Group, which we sold in March 2002. Innovative Resource Group manages our local pharmacy network, customer service and clinical programs. WellPoint Pharmacy Management manages our pharmacy claims processing and pharmaceutical manufacturer rebates.

Management Information Services

      Information systems management for our core health business is primarily delivered under a facilities management agreement with Blue Cross Blue Shield of South Carolina and Electronic Data Systems Corporation, or "EDS." Blue Cross and Blue Shield of South Carolina is responsible for administering information systems supporting our claims processing. By working with another plan in the Blue Cross and Blue Shield system, we are able to leverage system enhancements that support the interchange of data across Blue Cross and Blue Shield plans, such as the coordination of provider network arrangements on a national basis. We use EDS information systems primarily to support our membership enrollment database. Our specialty businesses use a variety of internal information systems that are specifically designed for various product lines. Our agreement with Blue Cross Blue Shield of South Carolina is in effect until October 2005, and our agreement with EDS is in effect until October 2003.

      In 1999, and again in 2002, we received a letter from the holder of a patent asserting that certain of our information systems, including our claims processing systems, infringe this patent. We are reviewing the merits of this assertion. If we are found to infringe this patent, we could be required to discontinue the infringing activity, which could disrupt our operations, and could be required to pay damages for past activities and pay royalties for future use, which could be substantial. As to certain of our systems that have been claimed to infringe the patent, we have a contractual right to indemnification from the vendor of the systems for losses resulting from patent infringement. However, we cannot assure you that the indemnification would be sufficient to protect us in the event that a patent infringement claim is made against us and is determined to be valid.

Competition

      The managed care industry is highly competitive. We believe the principal competitive features affecting our ability to retain and increase our membership include the strength of the Blue Cross and Blue Shield brands, our ability to offer our customers a broad continuum of insured and self-funded products and access to a network of high quality providers. Portions of the Wisconsin market are dominated by a small number of provider-owned health plans, with a correspondingly large influence on the markets in which we compete. We may experience increased competition in the future, and provider-owned health plans can often obtain favorable financial arrangements which are not available to us. Some of our competitors are larger, have considerably greater financial resources and distribution capabilities and offer more diversified types of insurance coverage than us. Our key competitors include Humana, Inc., United Healthcare, Dean Health Plan, Physicians Plus and Wisconsin Physician Service.

Blue Cross and Blue Shield Licenses

      We are a licensee of the Blue Cross Blue Shield Association. The Association is a national trade association of Blue Cross and Blue Shield licensees which strives to promote and preserve the integrity of the Blue Cross and Blue Shield names and service marks as well as provide certain coordination among plan and provider services. As a licensee of the Association, we have the exclusive right to use the Blue Cross and Blue Shield names and service marks for all of our products in Wisconsin.

      The licenses require us to pay an annual fee to the Association equal to total association expenses allocated to Association members based upon enrollment and premium. Each Association licensee is an independent legal organization and is not responsible for obligations of other Association member organizations. We do not have the right to use the Blue Cross and Blue Shield names and service marks outside of our Blue Cross and Blue Shield service area, except in certain limited circumstances.

      Each of BCBSUW, CompcareBlue and United Government Services is also a licensee of the Association, by virtue of being a controlled affiliate of Cobalt. As required by the Association, Cobalt has provided each of BCBSUW and CompcareBlue a guarantee of their contractual and financial obligations to their customers. We have also agreed to indemnify the Association and other Blue Cross and Blue Shield plans against any claims asserted against such entities resulting from our activities as well as the activities of any of our Blue Cross and Blue Shield licensed affiliates.

      Our license agreements require us to pay the Association a specific amount upon termination of the license agreements, subject to certain limited exceptions. The amount payable upon termination of our license agreement is equal to the product of $25 multiplied by the number of our members receiving products or services sold or administered under the Blue Cross or Blue Shield names or service marks, subject to reduction to the extent the payment of the fee would cause us to fall below certain capital requirements established by the Association.

      The Association could terminate our license agreements if we do not satisfy its financial and service performance requirements or upon the occurrence of other events described in the license agreements, some of which are outside of our control. Termination events include, but are not limited to:

      o failure to meet capital and liquidity requirements of the Association (which are in addition to those required by state regulatory agencies);

      o violation of the ownership limitations contained in our Amended and Restated Articles of Incorporation;

      o termination of the voting trust and divestiture agreement before the Foundation's ownership of our common stock falls to less than 5%;

      o the acquisition of our company without the prior consent of a majority of the disinterested licensees of the Association and a majority of the then current weighted vote of the disinterested licensees of the Association;

      o     violation of the Foundation's divestiture deadlines;

      o determination by the Association that fewer than 80% of our directors are independent; and

      o failure to apply the Blue Cross and Blue Shield brands to medical and dental business.

      Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws include various provisions required by the Association for its for-profit licensees. These provisions are designed to protect the independence of the Association's for-profit licensees from any single stockholder and are described under "Articles of Incorporation and Bylaws."

      The Association has established three risk-based capital thresholds which are, in order of increasing seriousness, the "Early Warning Monitoring Threshold," the "Concern Level Monitoring Threshold" and the licensure minimum. As of December 31, 2001, Cobalt's, BCBSUW's and CompcareBlue's capital levels were below the "Concern Level Monitoring Threshold." Because of our financial performance, the Association has included BCBSUW, CompcareBlue and Cobalt in its Plan Performance Response Monitoring Process, or "PPRMP." As a result, the Association has requested that we and those subsidiaries regularly submit additional interim financial information to the Association. In addition, the PPRMP monitoring process requires that BCBSUW maintain a prescribed level of escrowed assets as a financial guarantee for our transactions with other Blue Cross plans. As of September 30, 2002, approximately $25.2 million of BCBSUW's invested assets were maintained in escrow for this purpose. The PPRMP monitoring process also requires that we provide certain notices to the

Association regarding our transactions with other Blue Cross plans. We expect the Association to terminate the PPRMP requirements after our capital levels improve above the prescribed monitoring thresholds.

      As of December 31, 2001, BCBSUW and CompcareBlue exceeded the minimum standard to maintain their licenses by $15.8 million and $7.2 million, respectively. The Association is entitled to terminate our license agreement with the Association, including the right to use the Blue Cross and Blue Shield names and service marks, if we fall below the licensure minimum level of statutory capital and surplus.

Regulation

      General

      Government regulation of employee benefit plans, including health care coverage, health plans and our specialty managed care products, is a changing area of law that varies from jurisdiction to jurisdiction and generally gives responsible administrative agencies broad discretion. To comply with these regulations, it may be necessary for us to make changes from time to time in our services, products, structure or operations. Additional government regulation or future interpretation of existing regulations could increase the cost of our compliance or otherwise affect our operations, products, profitability or business prospects.

      Federal legislation has significantly expanded regulation of group health plans and health care coverage. The laws place restrictions on the use of pre-existing conditions and eligibility restrictions based upon health status and prohibit cancellation of coverage due to claims experience or health status. Federal regulations also prohibit insurance companies from declining coverage to small employers. Additional federal laws, which took effect in 1998, include prohibitions against separate, lower dollar maximums for mental health benefits and requirements relating to minimum coverage for maternity inpatient hospitalization.

      Increasingly, states are considering various health care reform measures which, if passed, may limit our ability and our health plans' ability to control which providers are part of their networks and hinder their ability to manage utilization and cost effectively. "Patient Protection" laws, which became effective in Wisconsin in late 1998, established a prudent layperson standard for coverage of emergency room care and provided extended access to providers who are no longer part of the plan's network. A number of other states are considering similar legislation. In addition, the United States House of Representatives and Senate have each passed separate versions of federal patient protection legislation which could increase our health plans' administrative costs and hinder their ability to manage utilization and costs effectively. We cannot predict whether final legislation will be adopted.

      HIPAA

      The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") includes administrative provisions imposing significant new requirements relating to maintaining the privacy of medical information ("Privacy"), establishing uniform health care provider and employer identifiers, requiring use of standardized transaction formats ("Transactions") and seeking protections for confidentiality and security of patient data ("Security"). While the implementation deadlines for Privacy and Transactions will occur in 2003, there is no implementation deadline for Security at this time because there have been no final Security regulations issued. The law is far-reaching and complex, and proper interpretation and practice under the law continue to evolve. Consequently, our efforts to measure, monitor and adjust our business practices to comply with HIPAA are ongoing. Compliance with HIPAA could require us to make significant changes to our operations and failure to comply could subject us to civil and criminal penalties. The costs of complying with HIPAA are likely to be substantial.

      HMOs

      Wisconsin has enacted statutes regulating the activities of HMOs. This regulation provides for periodic financial reports from HMOs and imposes minimum capital or reserve requirements. In addition, certain of our subsidiaries are required by state regulatory agencies to maintain restricted cash reserves represented by interest-bearing instruments which are held by trustees or state regulatory agencies to ensure that adequate financial resources are maintained or to act as a fund for insolvencies of other HMOs in the state.

      As a federally qualified HMO, CompcareBlue must file periodic reports with, and is subject to periodic review by, the Centers for Medicare and Medicaid Services.

      Our HMOs which have Medicaid contracts are subject to both federal and state regulation regarding services to be provided to Medicaid enrollees, payment for those services and other aspects of the Medicaid program. Medicaid has in force and/or has proposed regulations relating to fraud and abuse, physician incentive plans and provider referrals, which may affect our operations.

      We contract with the Office of Personnel Management ("OPM") to cover federal employees under the Federal Employees Health Benefit Plan. These contracts are subject to extensive regulation, including complex rules relating to the premiums charged. OPM has the authority to retroactively audit the rates charged and may seek premium refunds and other sanctions against health plans participating in the program. Our health plans that currently contract, or have contracted in past years, with OPM, are subject to such audits and have in the past and may in the future be requested to make such refunds. Given our participation in this federal program, and other federal health care programs, we have implemented, and place great importance upon, an effective compliance program.

      Capital Requirements

      Our insurance subsidiaries are subject to minimum capital requirements imposed under the laws of the State of Wisconsin. These laws include minimum capital requirements calculated under a prescribed compulsory and security surplus computation, which establishes minimum capital based upon a percentage of underwritten premiums, with the applicable percentage determined by the line of business. Wisconsin insurance laws also include minimum capital requirements based on the Risk Based Capital for Insurers Model Act adopted by the NAIC. The formula for calculating such risk-based capital requirements, set forth in the instructions adopted by the NAIC, is designed to take into account asset risks, insurance risks, interest rate risks and other relevant risks with respect to the individual insurance company's business. Under these laws, our insurance subsidiaries must submit a report of their risk-based capital level as of the end of each calendar year. Insurers having less capital than required by the risk-based capital model formula will be subject to varying degrees of regulatory action depending on the level of capital inadequacy. The regulatory action which may be imposed on an insurer includes requiring the adopting of a comprehensive financial plan, its examination and the issuance of a corrective order by the state insurance department, or placing the insurer under state regulated control.

      At the request of the OCI, we prepared a plan of action in early 2002 for strengthening the capital position of our insurance subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management's Plan." Our insurance subsidiaries are currently in compliance with the minimum capital requirements imposed under Wisconsin law, calculated as required by the OCI.

      In addition, the Association requires certain of our insurance subsidiaries to meet certain risk-based capital requirements, which are generally more stringent than those imposed under Wisconsin law. See "Business -- Blue Cross and Blue Shield Licenses."

      Insurance Regulation

      Each of our insurance subsidiaries is subject to regulation by the department of insurance in each state in which it is licensed. Regulatory authorities exercise extensive supervisory power over insurance companies relating to the licensing of insurance companies; the amount of capital which must be maintained; the approval of forms and insurance policies used; the nature of, and limitation on, an insurance company's investments; periodic examination of the operations of insurance companies; the form and content of annual statements and other reports required to be filed on the financial condition of insurance companies; and the establishment of capital requirements for insurance companies. Our insurance company subsidiaries are required to file periodic statutory financial statements in each jurisdiction in which they are licensed. Additionally, such companies are examined periodically by the insurance departments of the jurisdictions in which they are licensed to do business.

      We actively market insurance products to Medicare eligible individuals. Medicare supplement (or Medigap) policies are regulated by the OCI and are the subject of increasing regulation at the state level, as well as additional legislation at the federal level. We continue to monitor and alter procedures to comply with new laws and regulations. During 2001, we were subject to regulation by the Centers for Medicare & Medicaid Services by virtue of our participation in the Medicare+Choice program. We exited this program effective January 1, 2002.

      Under Wisconsin law, insurance companies must provide the OCI with advance notice of any dividend that is more than 15% larger than any dividend for the corresponding period of the previous year. In addition, the OCI may disapprove any "extraordinary" dividend, defined as any dividend which, together with other dividends paid by an insurance company in the prior twelve months, exceeds the lesser of: (i) 10% of statutory capital and surplus as of the preceding December 31; (ii) with respect to a life insurer, net income less realized gains for the calendar year preceding the date of the dividend; or (iii) with respect to a non-life insurer, the greater of (A)(ii) above or (B) the aggregate net income less realized gains for the three calendar years preceding the date of the dividend less distributions made within the first two of those three years. Our insurance subsidiaries are currently not allowed to pay dividends to us without the prior approval of the OCI.

      Insurance Holding Company Regulations

      We are a holding company that conducts all of our business through our subsidiaries and are subject to insurance holding company laws and regulations. Such insurance holding company laws and regulations generally require registration with the department of insurance of the holding company's domiciliary state and the filing of certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business operations. Various notice and reporting requirements generally apply to transactions between companies within an insurance holding company system, depending on the size and nature of the transactions. Certain state insurance holding company laws and regulations require prior regulatory approval or, in certain circumstances, prior notice, of certain material intercompany transfers of assets as well as certain transactions between the regulated companies, their parent holding companies and affiliates, and acquisitions.

      Under Wisconsin law, acquisition of control of us, and thereby indirect control of our insurance subsidiaries, requires the prior approval of the OCI. "Control" is defined as the direct or indirect power to direct or cause the direction of the management and policies of a person. Any purchaser of 10% or more of the voting securities of a corporation is presumed to have acquired control of the corporation and its subsidiaries unless the OCI, upon application, determines otherwise.

      ERISA

      The provision of goods and services to or through certain types of employee health benefit plans is subject to ERISA. ERISA is a complex set of laws and regulations that are subject to periodic interpretation by the federal courts and the United States Department of Labor. ERISA places certain controls on how our business units may do business with employers covered by ERISA, particularly employers that maintain self-funded plans. The Department of Labor is charged with the enforcement of ERISA and has promulgated new regulations which will expand the claim review process. Given that the current state insurance law governing health insurers contains stringent claim appeal process requirements, we do not anticipate that the rules will significantly impact our operations. There have been continued attempts to limit ERISA's preemptive effect on state laws through proposed state and federal legislation, regulations and litigation. If such limitations were to be imposed, they might increase our liability exposure relating to employee health benefits offered by our health plans and specialty businesses and may permit greater state regulation of other aspects of those businesses' operations.

Trademarks

      Blue Cross and Blue Shield are federally registered service marks of the Association. Compcare(R) is a federally registered service mark of Cobalt. We have filed for and maintain various other service marks and trade names at the federal level and in Wisconsin. Although we consider our registered service marks, trademarks and trade names important in the operation of our business, our business is not dependent on any individual service mark, trademark or trade name owned by us. CompcareBlue and BCBSUW use the Blue Cross and Blue Shield service marks in their businesses, pursuant to a license agreement with the Association as our controlled affiliates. Termination of this license may have a material adverse effect on us.

                         AGREEMENTS WITH THE FOUNDATION

Certain Agreements Executed in Connection with the Combination

      In connection with the Combination, we entered into a Voting Trust and Divestiture Agreement and a Registration Rights Agreement, which are summarized below.

   Voting Trust and Divestiture Agreement

      Purpose

      The Association agreed to continue to grant us licenses to use the Blue Cross and Blue Shield names and service marks following completion of the Combination only if the Foundation agreed to deposit all of its shares of our common stock in a voting trust and sell those shares within prescribed time periods. The Association designed this condition to preserve our independence from the Foundation. The Voting Trust and Divestiture Agreement summarized below also incorporates the conditions imposed by the OCI's order approving the conversion of BCBSUW.

      Deposit of Shares

      The Foundation deposited into a voting trust all of the shares of our common stock it received in the Combination. The terms of the voting trust significantly limit the Foundation's voting rights, and the trustee of the voting trust will vote those shares in the manner described below. In addition, the Foundation may dispose of those shares only in a manner that would not violate the ownership requirements contained in our Amended and Restated Articles of Incorporation and any other agreement to which the Foundation will be a party.

      Withdrawal of Shares

      As described below, the Foundation must sell its shares of our common stock within prescribed periods of time. In order to sell these shares, the Foundation will need to withdraw shares from the voting trust from time to time. In order to ensure that the Foundation is selling shares in a permitted manner, the Foundation may withdraw shares from the voting trust only in order to sell such shares and then only if:

      o we register the shares in the name of the purchaser before the Foundation withdraws them from the voting trust, so that the Foundation may not keep ownership of those shares;

      o the Foundation does not sell the shares to an affiliate of the Foundation, so that the Foundation may not keep indirect ownership of those shares;

      o the Foundation does not sell the shares to a person or entity that already owns shares of our common stock in excess of the ownership limits contained in our Amended and Restated Articles of Incorporation, so that the ownership limits are not violated;

      o the sale would not result in a person or entity owning shares of our common stock in excess of the ownership limits contained in our Amended and Restated Articles of Incorporation, so that the ownership limits are not violated; and

      o the Voting Trust and Divestiture Agreement, the Registration Rights Agreement and our Amended and Restated Articles of Incorporation and Bylaws permit the sale.

      Voting of Shares Held in Voting Trust

      In general, in order to maintain our independence from the Foundation, the trustee of the voting trust will vote the shares of our common stock owned by the Foundation as directed by our directors, except that the Foundation will decide how to vote these shares on a merger or similar business combination proposal which would result in our then existing shareholders owning less than 50.1% of the resulting company, or which would result in any person or entity who owned 50.1% or less of our common stock owning more than 50.1% of the voting securities of the resulting entity. Specifically, the trustee of the voting trust will vote all of the Foundation's shares of our common stock in the voting trust in the following manner:

      o If the matter is the election of our directors, the trustee will vote the shares in favor of each nominee whose nomination has been approved by (i) a majority of the members of our board of directors who were not nominated at the initiative of the Foundation or of a person or entity owning shares of our common stock in excess of the ownership limits contained in our Amended and Restated Articles of Incorporation (such directors being called "Independent Directors"), and (ii) a majority of our entire board of directors.

      o The trustee will vote against the removal of any of our directors, and against any change to our Amended and Restated Articles of Incorporation or Bylaws, unless (i) a majority of the Independent Directors, and (ii) a majority of our entire board of directors, initiates or consents to such removal or amendment action.

      o In the event that director seats are eligible for public shareholder representation, the trustee will be directed to vote its shares in the same proportion and for the same candidates voted for by the non-Foundation holders or our common stock. This provision will expire at such time as the Foundation owns less than 20% of the outstanding shares of our common stock.

      o The trustee will vote as directed by the board of directors of the Foundation on any proposed business combination transaction that if consummated would result in (1) the then existing holders of our common stock, including the Foundation, owning less than 50.1% of the outstanding voting securities of the resulting entity, or (2) any person or entity who, prior to the proposed transaction, owned less than 50.1% of our outstanding common stock owning 50.1% or more of the outstanding voting securities of the resulting entity.

      o The trustee will vote in accordance with the recommendation of our board of directors on any action requiring prior approval of our board of directors as a prerequisite to becoming effective.

      In addition, unless a majority of the Independent Directors and a majority of our entire board of directors initiates or consents to such action, neither the Foundation nor the trustee of the voting trust may:

      o make any change or addition to or repeal our Amended and Restated Articles of Incorporation or Bylaws;

      o nominate any candidate to fill any vacancy on our board of directors;

      o     call any special meeting of our shareholders;

      o make any shareholder proposal pursuant to Section 2.14 of the Bylaws; or

      o take any action that would be inconsistent with the voting requirements contained in the Voting Trust and Divestiture Agreement.

      Standstill

      As the largest holder of our common stock, the Foundation would ordinarily enjoy the benefits of control typically held by majority shareholders. However, in order to maintain our independence from the Foundation, as required by the Association, the Foundation has agreed not to take actions that a shareholder of a corporation ordinarily could take in its capacity as a shareholder. Specifically, the Voting Trust and Divestiture Agreement provides that the Foundation may not:

      o individually, or as part of a group, acquire the right to vote or dispose of any shares of our common stock or options to purchase shares of our stock other than those shares issued to it in the Combination, unless it receives the shares in a stock split or other similar transaction;

      o enter into any agreement with any person or entity to sell shares of our common stock, except in accordance with the Voting Trust and Divestiture Agreement and the Registration Rights Agreement;

      o sell any of its shares of our common stock to a person or entity if the person or entity already owns, or would own as a result of the sale transaction and any transactions related to the sale, our common stock in excess of the ownership limit for the person or entity included in our Amended and Restated Articles of Incorporation;

      o make any shareholder proposal for submission at an annual meeting of our shareholders;

      o     nominate any candidate to our board of directors; or

      o     appoint any individual to fill a vacancy on our board of directors.

      Observation Rights

      For so long as the Foundation beneficially owns at least 20% of the outstanding shares of our common stock, the Foundation, through an authorized representative, will have a limited right to attend and observe all meetings and executive sessions of our board of directors. However, the authorized representative of the Foundation will not observe any portion of a meeting during which privileged communications between the board of directors and its attorneys occur.

      Divestiture Requirements

      The Association requires its for-profit licensees to have limitations on the ownership of their stock in order to maintain independence from the control of any single shareholder or group of shareholders. The Foundation's ownership (prior to completion of this offering) of approximately 75.4% of the outstanding shares of our common stock entitled to vote would ordinarily exceed the ownership limitations established by the Association. The Association has agreed to waive the ownership limitations for the Foundation provided that the Foundation satisfies a number of conditions, including selling the shares of our common stock that it owns in the manner and within the time periods described below.

      One-Year Divestiture Deadline

      The Foundation was required to sell shares of our common stock so that it beneficially owned less than 80% of the outstanding common stock within one year following completion of the Combination. Because the Foundation owned approximately 77.5% of our outstanding shares entitled to vote immediately after the Combination, it was not necessary for any sales to be effected during this period.

      Three-Year Divestiture Deadline

      In addition to meeting the one-year divestiture deadline, the Foundation must sell sufficient shares of our common stock so that it beneficially owns less than 50% of the outstanding shares of our common stock by March 23, 2004. This three-year period is extended day for day, up to a maximum of 365 days, for each day that we are not required to file a registration statement (i) in response to an actual demand registration under the Registration Rights Agreement because we had recently effected a registration of our common stock or
(ii) as the result of the pendency of any blackout period under the Registration Rights Agreement.

      Five-Year Divestiture Deadline

      In addition to meeting the one-year divestiture deadline and the three-year divestiture deadline, the Foundation must sell sufficient shares of our common stock so that it beneficially owns less than 20% of the outstanding shares of our common stock by March 23, 2006. This five-year period is extended day for day, up to a maximum of 730 days, for each day that we are not required to file a registration statement (i) in response to an actual demand registration under the Registration Rights Agreement because we had recently effected a registration of our common stock or (ii) as the result of the pendency of any blackout period under the Registration Rights Agreement.

      Extension of Divestiture Deadlines

      In the event that the Foundation does not meet the divestiture deadlines, it may be able to obtain an extension if it receives Association approval. Specifically, we must extend the divestiture deadlines if:

      o the Foundation makes a good faith and reasonable determination that compliance with the divestiture deadlines would have a material adverse effect on the Foundation;

      o the Foundation advises us of its determination and the reasons for the determination and makes a reasonable request for an extension of the pending divestiture deadline; and

      o we received written confirmation from the Association that the Foundation's request for an extension of the divestiture deadline would not cause a violation of the license agreement between us and the Association.

      Similarly, we can extend the divestiture deadline for the Foundation without a prior request by the Foundation. Any such extension is subject to prior approval of the Association. Specifically, we may extend the divestiture deadlines if we make a good faith determination that compliance with the divestiture deadlines would have a material adverse effect on us or any of our shareholders, other than the Foundation, and if we receive written confirmation from the Association that the extension of the divestiture deadline requested by us would not cause a violation of the license agreement between us and the Association.

      Failure to Meet Divestiture Deadlines

      It is possible that the Foundation will not be able to meet the divestiture deadlines. If the Foundation fails to meet a divestiture deadline, and the divestiture deadline has not been extended, we will arrange for the sale of those shares of our common stock that the agreement required the Foundation to sell and will pay the proceeds received in the sale to the Foundation, after deducting the expenses incurred by us. The sale of these shares would likely require registration with the SEC, which may take considerable time to complete. The Foundation will pay the expenses of the sale. Until sold, the trustee of the voting trust will vote those shares of our common stock as described above under "-- Voting of Shares Held in Voting Trust."

      Dividends

      We currently do not plan to declare and pay any dividends on the outstanding shares of our common stock in the future. However, if we do declare and pay dividends, the Foundation will be entitled to receive any such cash dividends paid on the shares of our common stock held in the voting trust, after the trustee deducts its fees and expenses. Any stock dividends paid on the shares of our common stock held in the voting trust will be subject to the voting trust as if originally deposited in the voting trust.

      Termination of Voting Trust and Divestiture Agreement

      The Voting Trust and Divestiture Agreement will terminate once the trustee receives notice from us and the Foundation that the Foundation beneficially owns less than 5% of the outstanding shares of our common stock. At that point, the restrictions and deadlines in the Voting Trust and Divestiture Agreement will no longer apply, and the Foundation will have satisfied the divestiture deadlines. Otherwise, the Voting Trust is irrevocable.

      Acquisition Proposals

      The Voting Trust and Divestiture Agreement provides that the Foundation may not solicit or encourage inquiries or proposals with respect to, or provide any confidential information to or have any discussions, meetings, or communications with a person relating to, a merger, tender offer, or other business combination involving us. However, the Foundation may:

      o have discussions with the counter-party to a business combination transaction after our board of directors submits the transaction to our shareholders for approval; and

      o have discussions with any person or entity concerning the sale of our common stock as permitted by the Voting Trust and Divestiture Agreement and the Registration Rights Agreement.

    In addition, under the Voting Trust and Divestiture Agreement, for so long as the Foundation beneficially owns at least 20% of the outstanding shares of our common stock, we must consult with the Foundation before soliciting, or upon receiving, a business combination proposal in which our then existing shareholders including the Foundation will own less than a majority of the outstanding shares of the resulting entity.

   Registration Rights Agreement

      Purpose

      The Registration Rights Agreement gives the Foundation the right to require us to register with the Securities and Exchange Commission the Foundation's shares of our common stock for sale so that the Foundation may satisfy the divestiture deadlines contained in the Voting Trust and Divestiture Agreement without having to rely on private or other nonregistered sales. As discussed below, the Registration Rights Agreement will also give us the option to purchase shares of our common stock from the Foundation.

      Demand Registration Rights

      Under federal securities laws, every offer and sale of securities must be either registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or exempt from registration. The Registration Rights Agreement gives the Foundation the right to demand that we effect a registration with the Securities and Exchange Commission of some or all of the shares of our common stock beneficially owned by the Foundation. The Foundation is entitled to one demand registration per calendar year for as long as the Foundation beneficially owns shares of our common stock, provided that we do not have to effect a demand registration if we have effected a demand registration within the preceding 120 days, even if that 120-day period extends into a prior calendar year. However, our obligations to effect a demand registration will be subject to the limitations described below.

      Purchase Option

      If the Foundation requests a demand registration, we will have the option to purchase any or all of the shares of our common stock of which the Foundation requests registration before we must take any action. We will not have the option to purchase less than all of the shares if the market value of the shares that we elect not to purchase is less than $30 million. The purchase price per share for the shares we elect to purchase will be the average closing sale price per share of our common stock on the New York Stock Exchange during the ten consecutive trading days ending on the second trading day immediately preceding the date the Foundation requests the demand registration. If we do not exercise this option in full, we must file a registration statement for the remaining shares, subject to the exceptions described below.

      No Obligation to Effect Demand Registrations Under Certain Circumstances

      If the Foundation requests a demand registration and we do not elect to exercise our demand purchase option, we will still not be required to file a registration statement for the shares the Foundation desires to sell if:

      o we previously registered shares of our common stock at the request of the Foundation at any time during the immediately preceding 120-day period;

      o we previously registered shares of our common stock at the request of the Foundation at any time during the calendar year in which the Foundation made a demand;

      o we previously effected a registration of shares of our common stock for sale by us during the preceding 120 days, other than shares registered pursuant to acquisitions or dividend reinvestment or similar employee plans;

      o the amount of our common stock that the Foundation seeks to register has a market value of less than $30 million, unless the shares are all of the remaining shares of our common stock the Foundation owns; or

      o we determine in good faith that a demand registration would materially interfere with a previously announced business combination transaction in which we intend to issue shares of our common stock, or would result in the premature disclosure of any pending development involving us, in which case the agreement does not require us to file a demand registration for a 120-day period.

      Piggy-back Registration Rights

      In addition to granting the Foundation the right to demand registration of its sales of shares, the Registration Rights Agreement also permits the Foundation to "piggy-back" on any registrations we make. Specifically, the Registration Rights Agreement provides that whenever we propose to file a registration statement for a public offering of shares of our common stock, the Foundation will have the right (i) to have any or all of the shares of our common stock that it beneficially owns included among the securities we will register, and (ii) until it beneficially owns less than 50% of the issued and outstanding shares of our common stock, to have any or all of its shares of our common stock included among the securities we will register so that the Foundation is entitled to receive up to 50% of the proceeds from the offering.

      If the lead managing underwriter for an offering for which the Foundation requests piggy-back registration rights determines that marketing or other factors require a limitation on the number of shares of our common stock the parties can sell in the offering, then we will have priority over the Foundation unless the Foundation beneficially owns more than 50% of the issued and outstanding shares of our common stock at the time of the offering and has elected to exercise its right, as described above, to sell shares sufficient to receive up to 50% of the proceeds.

      Continuing Option to Purchase the Foundation Shares

      In addition to the demand purchase option described above, beginning on the date of the earliest of

      o the consummation of a demand registration or an offering pursuant to a piggy-back request which results in gross sale proceeds to the Foundation of at least $10 million,

      o the consummation of a private placement transaction by the Foundation resulting in gross sale proceeds to the Foundation of at least $10 million, or

      o the purchase by us of our common stock in a private placement resulting in gross sale proceeds to the Foundation of at least $10 million, we may purchase from the Foundation any or all of the shares of our common stock beneficially owned by the Foundation at a price equal to (i) the average closing sale price of our common stock on the New York Stock Exchange over a 10-day period ending on the date notice of exercise is given (or, if greater, the 10-day period ending on the 45th day before the date notice of exercise is given), or (ii) the sale price received in a private placement if the Foundation has not yet exercised its demand or piggy-back registration rights. If we purchase shares of our common stock from the Foundation pursuant to this option, we must hold the shares for 45 days before reselling them in a public or private transaction.

      Holdback

      It is possible that the Foundation may desire to sell its shares of our common stock at a time when we are planning to sell additional shares for our own benefit. In such a case, the Foundation may not sell any shares of our common stock that it beneficially owns for a 90-day period following its receipt of notice from us that we have filed a registration statement if the Foundation's sale of our common stock would adversely affect our offering, or if the lead managing underwriter, in the case of an underwritten offering, advises us that the Foundation's sale of our common stock would adversely affect our offering.

      Similarly, it is possible that we may desire to sell shares of our common stock for our own benefit at a time when the Foundation desires to make a demand registration. In such a case, we may not file a registration statement for our common stock or securities convertible into our common stock during the 30-day period commencing on the effective date of a registration statement filed on behalf of the Foundation under a demand registration.

      Registration Expenses

      We will pay all registration expenses in connection with a demand registration or a piggy-back registration by the Foundation except for the Foundation's legal fees and any underwriting discounts or commissions or transfer taxes.

      Rule 144

      The Registration Rights Agreement provides that the Foundation may not sell any shares of our common stock that it beneficially owns pursuant to Rule 144 under the Securities Act of 1933, as amended, until the Foundation has sold at least $50 million of our common stock to purchasers that are not affiliates of the Foundation. Thereafter, the Foundation may sell shares of our common stock that it owns pursuant to Rule 144 if:

      o the intended sale would not be to a person or entity that already owns shares of our common stock in excess of the ownership limit for that person or entity contained in our Amended and Restated Articles of Incorporation;

      o the intended sale would not cause a person or entity to own shares of our common stock in excess of the ownership limits for that person or entity contained in our Amended and Restated Articles of Incorporation; and

      o the intended sale would not otherwise violate the Registration Rights Agreement, the Voting Trust and Divestiture Agreement and our Amended and Restated Articles of Incorporation or Bylaws.

      Under Rule 144, the amount of stock that a party can sell in any three-month period is limited, and the party can sell the stock only in specified unsolicited broker transactions or transactions with a market maker.

      Private Sales

      If the Foundation desires to sell any or all of its shares of our common stock in a private sale transaction to qualified investors, we will have the right of first refusal to purchase the shares of our common stock from the Foundation upon the same terms and conditions as the Foundation proposes to sell the shares in the private sale.

      Other

      In connection with obtaining the approval of the OCI to the Combination, we have agreed to contribute a total of $2 million cash to the Foundation. Pursuant to an agreement with the Foundation, this amount must be contributed by February 1, 2003. Of this amount, an aggregate of $1 million has been contributed during 2001 and 2002. The Foundation may demand any portion of the remaining $1 million obligation at any time.

      Pursuant to a letter agreement between us and the Foundation dated November 1, 2002, we have agreed to file a "shelf" registration statement on Form S-3 with the Securities and Exchange Commission registering 6,500,000 of the shares of our common stock owned by the Foundation, as well as 500,000 shares of our common stock which we may issue from time to time. The filing of the registration statement itself will not constitute a "demand" under the Registration Rights Agreement.

      Each time the Foundation wishes to sell a portion of those shares, it must notify us and we must promptly prepare and file an appropriate supplement to the prospectus or post-effective amendment to the registration statement. We refer to any such sale by the Foundation as a "Takedown." The Foundation may not request another Takedown until at least 90 days have elapsed since the earlier of (x) the 60th day after the filing of the necessary prospectus supplement or the effective date of the necessary post-effective amendment (or, if no prospectus supplement or post-effective amendment is filed, the 60th day after our receipt of notice of the Takedown from the Foundation) or (y) such time as all of the shares of our common stock covered by such Takedown have been sold.

      If any Takedown by the Foundation is to be effected as an underwritten offering, it will generally be treated as a demand under the Registration Rights Agreement. Any Takedown by the Foundation not effected as an underwritten offering will be treated as a private placement for purposes of the Registration Rights Agreement, except that we will not have any purchase options (as described above under "Private Sales") with respect to such shares unless the contemplated sale price is less than 75% of the closing price per share of our common stock on the New York Stock Exchange on the date immediately prior to the date such sale is agreed to in writing by the Foundation. If we decide to issue shares covered by the registration statement in an underwritten offering, we must notify the Foundation, which may then exercise "piggy-back" rights under the Registration Rights Agreement.

                      ARTICLES OF INCORPORATION AND BYLAWS

      Our Amended and Restated Articles of Incorporation ("Articles") and our Amended and Restated Bylaws ("Bylaws") contain certain provisions regarding the required composition of our board of directors and ownership of our common stock that investors should understand when considering an investment in our common stock. We have set forth below a short summary of some of those provisions, and a short description of how completion of the offering will affect the board composition requirements. In the following summary, the term "person" includes any individual or entity.

Qualification of Directors

   General

      Our board of directors is currently comprised of nine members, which is the maximum number of board positions authorized by our Articles and our Bylaws. The current directors, taken as a group and each individually, satisfy specific board composition and individual criteria imposed by the Association and OCI as a result of the Combination. Certain of these standards are based solely upon the amount of issued and outstanding common stock beneficially owned by the Foundation, and will terminate when the Foundation's holdings decrease below 20%. Due to this correlation to the Foundation's holdings of our common stock, an increase in outstanding shares, sales of shares by the Foundation, or a combination of both could potentially affect the required composition of our board of directors.

   Independent Directors

      Our Articles provide that no one will be able to become one of our directors unless (i) he or she is an "Independent Director" (as defined below), or (ii) immediately after he or she becomes a director, at least a specified percentage of our directors would be Independent Directors. Currently, at least 78.75% of our directors are required to qualify as Independent Directors. This means that there can be a maximum of one non-Independent Director as of the date of this prospectus. The percentage of directors that must be Independent Directors will decrease as the Foundation's stock ownership decreases, according to a formula described below. A person will qualify as an "Independent Director" if he or she:

      o     is not a "major participant" (as defined below);

      o has not been nominated to be a director at the initiative of a major participant;

      o has not announced a commitment to a proposal made by a major participant that has not been approved by an "independent board majority" (as defined below); and

      o has not been determined by an independent board majority to have been subject to any relationship or arrangement which those directors deem to be likely to interfere with his or her exercise of independent judgment.

      As used above, an "independent board majority" means a group of directors consisting of a majority of all Independent Directors AND a majority of all directors. A "major participant" means:

      o the Foundation, or any other person, in the judgment of an independent board majority, that succeeds to the Foundation's position;

      o a person that owns shares of our common stock in excess of the ownership limitations described below;

      o a person that has filed proxy materials with the Securities and Exchange Commission supporting a candidate for election to the board of directors in opposition to candidates approved by an independent board majority;

      o a person that has taken actions deemed by an independent board majority to indicate that such person will seek to become a major participant; or

      o     a person that is an affiliate or associate of a major participant.

      If, however, an independent board majority has given prior approval to an acquisition of our common stock by a person and that acquisition would otherwise have caused that person to become a major participant, the acquiring person will nevertheless not be a major participant so long as the person (i) makes no subsequent acquisition of our common stock not approved by an independent board majority, and (ii) takes no other action that would make that person a major participant, without the prior approval of an independent board majority. The Foundation will always be a major participant.

      The board of directors composition specified by our Articles will change as the Foundation's ownership of our common stock decreases. For each 1% reduction in the percentage of our outstanding common stock owned by the Foundation below 80%, the percentage of board seats that must be occupied by Independent Directors will be reduced by one-half of 1%. For example, when the Foundation's holdings have been reduced to 50% of our outstanding common stock, the Amended and Restated Articles of Incorporation will require that at least 65% of the directors be Independent Directors. However, the Independent Directors will always be required to comprise a majority of the board.

   Independent Public Shareholder Representation

      As part of the Combination, OCI imposed certain board composition requirements in an effort to reflect "independent public shareholder representation," which relates to the number of shares owned by the investing public apart from the Foundation. For those positions on our board of directors which are not required to satisfy the definition of Independent Director, an individual nominated and elected to such a position must satisfy different "independent public shareholder representative" criteria set forth in our Bylaws. Based upon the current independent board majority percentage, only one board position must satisfy OCI's "independent public shareholder representative" criteria. Three current board members, Messrs. Richard Abdoo, Barry Allen, and Dr. William Rupp, each satisfy this test.

Qualified Candidates

      Our Amended and Restated Bylaws provide that shareholders will elect directors by a plurality vote and that shareholders may only elect "qualified candidates" to the board of directors. A qualified candidate is an individual nominated by an independent board majority or properly nominated pursuant to the procedures set forth in our Amended and Restated Bylaws, and, in either event, who is not disqualified by virtue of being a "non-independent candidate" for whom there is no board seat available because of the requirement that at least a specified percentage (between 50.01% and 80%) of the directors be Independent Directors. A "non-independent candidate" is a candidate who would not qualify as an "Independent Director," as described above.

      If there are more qualified candidates in any election of directors than available board seats, then the independent candidates receiving the greatest number of votes will win the seats reserved for Independent Directors, and the remaining candidate(s) who satisfy certain eligibility requirements imposed under Section 3.04 of our Amended and Restated Bylaws (whether independent or non-independent candidates) receiving the greatest number of votes will win any seat(s) available for non-Independent Directors. (However, under the terms of the voting trust and divestiture agreement with the Foundation, the trustee of the voting trust is required, in an election involving board seats not reserved for Independent Directors, to vote the Foundation's shares in proportion to the votes cast by shareholders other than the Foundation. See "Agreements With the Foundation -- Voting Trust and Divestiture Agreement -- Voting of Shares Held in Voting Trust.")

Limitations on Common Stock Ownership

   General

      Our Articles contain the following ownership limitations required by the Association for its for-profit licensees. These limitations are imposed to protect the licensee's independence from any single shareholder or concerted group of shareholders. Under these ownership limitations:

      o no institutional owner may beneficially own 10% or more of the combined voting power of all of our outstanding securities;

      o no non-institutional owner may beneficially own 5% or more of the combined voting power of all of our outstanding securities; and

      o no person may own 20% or more of all of our outstanding equity securities (regardless of voting power).

      Our Articles define "beneficial ownership" to include securities:

      o     in which a person has a direct or indirect ownership interest;

      o     which a person has a right or option to purchase;

      o     which a person has the right to vote;

      o with respect to which a person would be required to file a Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended; or

      o which are owned by any affiliate or associate of the person, or by anyone else with which the person has any agreement or understanding.

      Our Articles also include a number of exceptions to the definition of beneficial ownership (for example, a pledgee of stock or one in possession of a revocable proxy is not a beneficial owner).

   Violation of Limitation on Ownership

      Except as set forth below, if any person beneficially owns our securities in excess of the ownership limits, then (i) the person will not receive any rights to the excess shares, and (ii) the excess shares will immediately be deemed to be transferred to a "share escrow agent" appointed by us to sell the excess shares. However, a person's beneficial ownership will not violate the ownership limits if the person's excess shares do not exceed the lesser of 1% of the voting power of the capital stock or 1% of the ownership interest of us, and the person disposes of the excess shares within fifteen days of becoming aware of the ownership of excess shares.

   Exceptions to Ownership Limits

      The ownership limits described above do not apply to shares received by the Foundation in the Combination, or any shares acquired by the Foundation as a result of a subsequent stock dividend, stock split, conversion or similar distribution. However, the ownership limits will apply to shares transferred by the Foundation or the voting trust to any other person.

   Change in Ownership Limits

      In addition, an independent board majority together with the holders of 75% or more of the outstanding shares of our common stock may change the ownership limits, without regard to the terms of the license agreement, by amending the Articles as described below.

Control Share Voting Restrictions

      Our Articles provide that shares of our common stock owned by the Foundation or the trustee are not subject to the voting power restrictions provided by Section 180.1150(2) of Wisconsin law, which would otherwise limit the voting power of our shares owned by the Foundation and the trustee that exceed 20% of the voting power in the election of directors to 10% of the full voting power of such excess shares.

Amendments to Amended and Restated Articles of Incorporation

      Our Articles provide that the approval of an independent board majority and of the holders of 75% or more of the outstanding shares of common stock will be required in order to amend various sections of the Articles, including the sections dealing with:

      o the number, qualifications, limitations on liability and removal of directors;

      o     the inability of shareholders to act by written consent;

      o     special shareholder meetings;

      o     the ownership limitations;

      o     amendments to the Bylaws;

      o     the prohibition on cumulative voting; and

      o     the right to amend the Articles.

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    The supermajority votes described above will not be necessary if any of the following applies:

      o     we no longer have any license agreements with the Association;

      o the amendment in question is an amendment to the ownership limitation and transfer restriction provisions of the Articles which has been proposed in order to conform to a change in the terms of any Association license agreement;

      o the amendment in question is any other amendment to the ownership limitation and transfer restriction provisions that is required or permitted by the Association, whether or not it constitutes a change to any license agreement; or

      o the amendment in question is an amendment to the ownership limitation and transfer restriction provisions which has been approved by an independent board majority in connection with a proposal to acquire all our outstanding capital stock.

For so long as the Foundation owns at least 20% of the outstanding shares of our common stock, any amendment of the Articles will be subject to the prior review and approval of the OCI.






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Item 7.    Financial Statements and Exhibits.

           (a)   Not applicable.

           (b)   Not applicable.

           (c)   Exhibits.

                 None.








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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                COBALT CORPORATION



Date:  November 8, 2002                         By:/s/ Gail L. Hanson
                                                   -----------------------------
                                                   Gail L. Hanson
                                                   Chief Financial Officer